Offering Circular

                                   Dynex Logo
                                                               Exhibit (a)(1)(A)
                               DYNEX CAPITAL, INC.


                              Cash Tender Offer and
                                Offer to Exchange
                                      up to
                 492,425 Shares of Its Series A Preferred Stock,
               662,944 Shares of Its Series B Preferred Stock, and
                 683,703 Shares of Its Series C Preferred Stock

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THE CASH TENDER OFFER AND EXCHANGE OFFER, AND RELATED WITHDRAWAL RIGHTS AND
PRORATION PERIOD, WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 11, 2003, UNLESS EXTENDED OR EARLIER TERMINATED BY US.
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         Dynex Capital, Inc., a Virginia corporation ("Dynex" or the "Company"), invites its shareholders to tender shares of its Series A preferred stock (the "Series A Preferred Stock"), shares of its Series B preferred stock (the "Series B Preferred Stock"), and shares of its Series C preferred stock (the "Series C Preferred Stock," and, collectively, with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"), all upon the terms and subject to the conditions set forth in this document and in the related letters of transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Each share of Preferred Stock has a par value of $0.01 per share. Upon the terms and subject to the conditions of the Offer, we are offering to acquire up to an aggregate of 492,425 shares of Series A Preferred Stock, up to an aggregate of 662,944 shares of Series B Preferred Stock, and up to an aggregate of 683,703 shares of Series C Preferred Stock (or, in each case, such lesser number of shares as are properly tendered and not properly withdrawn), under any of the following options, as so noted on the enclosed Letter of Transmittal:

         Option 1 (for consideration in Cash)

          o $24.00 in cash per share of Series A Preferred Stock tendered, up to an aggregate maximum of 202,763 shares of Series A Preferred Stock;

          o $24.50 in cash per share of Series B Preferred Stock tendered, up to an aggregate maximum of 272,977 shares of Series B Preferred Stock; and

          o $30.00 in cash per share of Series C Preferred Stock tendered, up to an aggregate maximum of 281,525 shares of Series C Preferred Stock;

               Under this Option 1 (Cash), the per share cash amount to be received for each share of Preferred Stock tendered in the Offer is equal to 100% of the original issue price of such share of Preferred Stock;

          or

         Option 2 (for consideration in Senior Notes)

          o $25.20 in principal amount of our 9.50% Senior Notes due February 28, 2005, the principal of which will be paid back in eight equal quarterly installments commencing May 31, 2003 (collectively, the "Senior Notes" and each, a "Senior Note"), per share of Series A Preferred Stock tendered, up to an aggregate maximum of 289,662 shares of Series A Preferred Stock;

          o $25.725 in principal amount of the Senior Notes per share of Series B Preferred Stock tendered, up to an aggregate maximum of 389,967 shares of Series B Preferred Stock; and

          o $31.50 in principal amount of the Senior Notes per share of Series C Preferred Stock tendered, up to an aggregate maximum of 402,178 shares of Series C Preferred Stock;

               Under this Option 2 (Senior Notes), the per share principal amount of Senior Notes to be received for each share of Preferred Stock tendered in the Offer is equal to 105% of the original issue price of such share of Preferred Stock. The Senior Notes will be issued in denominations of $25 or in integral multiples of $25. In cases where the consideration for shares of each series you tender is not divisible, in the aggregate, by the $25 denomination, you will receive cash consideration for the amount in excess of the nearest $25 not to exceed $24.99. For a more detailed description of the terms of the Senior Notes being offered, please see "Description of Senior Notes;"

          or

         Option 3 (for a combination of consideration in Cash and Senior Notes)

               A combination of Option 1 (Cash) and Option 2 (Senior Notes) in amounts you designate on the enclosed Letter of Transmittal.


         Subject to the terms and conditions of the Offer, we will (i) pay up to an aggregate of approximately $20,000,000 in cash, and (ii) issue up to approximately $30,000,000 aggregate principal amount of Senior Notes, in exchange for up to 1,839,072 shares of Preferred Stock, with an aggregate original issue price of $48,571,418 and an aggregate liquidation preference as of December 31, 2002 of $63,845,505.

         We reserve the right, in our sole discretion, to increase the total number of shares that may be exchanged pursuant to this Offer to up to 502,273 shares of Series A Preferred Stock, to up to 676,202 shares of Series B Preferred Stock, and to up to 697,376 shares of Series C Preferred Stock. Shares of Preferred Stock not purchased because of the proration provisions described in this Offering Circular will be returned at Dynex' expense. See "The Offer--How to Tender."

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF PREFERRED STOCK BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER-CONDITIONS TO THE OFFER."

         Tendering holders of Preferred Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the Offer, stock transfer taxes on the sale of shares of Preferred Stock to Dynex. However, any tendering shareholder or other payee required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal or, in the case of a non-U.S. holder, who fails to certify its non-U.S. status, may be subject to a required tax withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See "Certain United States Federal Income Tax Consequences." We will pay all charges and expenses of Wachovia Bank, N.A., the Exchange Agent, and MacKenzie Partners, Inc., the Information Agent, incurred in connection with the Offer.

         Tendering holders of Preferred Stock will not receive any dividends with respect to such shares, including dividends in arrears that have accumulated to date, which dividends will be cancelled if the tendered shares are accepted by us. As of February 28, 2003, a total of approximately $7,931,000, $11,022,000 and $13,801,000 in dividends in arrears will have accumulated per share on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, respectively.

         Tenders pursuant to the Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on Tuesday, February 11, 2003, which is the expiration time of the Offer, or such later expiration time if we extend the Offer, and, if not yet accepted for payment, after March 11, 2003.

         As of January 2, 2003 (the last trading day ending prior to our public announcement of our intention to commence the Offer), the closing sales price per share for each series of our Preferred Stock, as reported on the Nasdaq National Market, was $22.50 for our Series A Preferred Stock, $22.25 for our Series B Preferred Stock, and $28.00 for our Series C Preferred Stock. Under Option 1 (Cash) and Option 2 (Senior Notes) described above, the exchange price for the Series A Preferred Stock represented a premium of 6.67% and 12.00%, respectively, above the market price as of January 2, 2003, the exchange price for the Series B Preferred Stock represented a premium of 10.11% and 15.62%, respectively, above the market price as of January 2, 2003, and the exchange price for the Series C Preferred Stock represented a premium of 7.14% and 12.50%, respectively, above the market price as of January 2, 2003. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE "PRICE RANGE OF PREFERRED STOCK."

                  PLEASE READ THE ENCLOSED MATERIALS CAREFULLY.

         For a further description of our Preferred Stock, see "Description of Capital Stock." We intend to apply for listing of the Senior Notes for trading on the American Stock Exchange. However, there is no assurance that the Senior Notes will be listed on the American Stock Exchange or that a liquid trading market will develop for the Senior Notes. If a trading market does develop, there can be no assurance as to any price at which the Senior Notes will trade. See "Risk Factors--By Tendering Your Preferred Stock for the Senior Notes, You Will Lose Rights Associated with Your Preferred Stock."

         The Senior Notes will be unsecured obligations of Dynex. The Senior Notes mature February 28, 2005 and bear interest at 9.50% per annum on the outstanding principal balance. Principal and interest will be paid quarterly on May 31, August 31, November 30 and February 28. Principal payments will be made quarterly in eight equal installments commencing on May 31, 2003. We will have the right to prepay the Senior Notes in whole or in part, including all interest accrued thereon, without penalty. The Senior Notes will be issued under an Indenture between Dynex and Wachovia Bank, N.A., as trustee. The terms of the Senior Notes Indenture are governed by certain provisions contained in the Trust Indenture Act of 1939 (the "Trust Indenture Act"). See "Description of Senior Notes."

         OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND WHETHER TO TENDER FOR CASH AND/OR SENIOR NOTES. NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY US OR OUR BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. CERTAIN MEMBERS OF OUR BOARD OF DIRECTORS HAVE INFORMED THE COMPANY THAT THEY WILL PARTICIPATE IN THE OFFER.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF PREFERRED STOCK PURSUANT TO THE OFFER.

         The address and telephone number of the principal executive offices of Dynex are 4551 Cox Road, Suite 300, Glen Allen, Virginia 23060, (804) 217-5800.

              THE DATE OF THIS OFFERING CIRCULAR IS JANUARY 8, 2003


                                    IMPORTANT

         Any shareholder of record desiring to tender all or any portion of his, her or its shares of Preferred Stock should either complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal, together with the stock certificates for such shares and any required signature guarantee and any other required documents, to the Exchange Agent or comply with the book-entry transfer facility's automated tender offer program procedures described in "The Offer--How to Tender" to the extent it is available. A shareholder having shares of Preferred Stock registered in the name of a broker or a dealer, commercial bank, trust company or other nominee must contact those persons if such shareholder desires to tender such shares. Shareholders who desire to tender shares of Preferred Stock and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the Exchange Agent by the expiration of the Offer should tender such shares by following the procedures for guaranteed delivery described in "The Offer-How to Tender." Any shareholder of record desiring to tender shares of Preferred Stock for Senior Notes, or electing to receive Senior Notes in the event of an oversubscription for cash consideration, must have or establish an account with, and tender such shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of The Depository Trust Corporation ("DTC"). The Senior Notes will be issued only in book-entry form pursuant to a global note to be registered in the name of DTC's nominee, Cede & Co., Inc. See "The Offer--How to Tender--Tender Procedure for Shareholders Tendering for Senior Notes."

         Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offering Circular. Requests for additional copies of this Offering Circular and all related documents may also be directed to the Information Agent.

         THE SENIOR NOTES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED. THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF THE SENIOR NOTES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

         For a discussion of certain risks and other factors to be considered in connection with the Offer, see "Risk Factors" beginning on page 12.

         We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, other than the Information Agent, and no person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the Offer, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person. Neither the delivery of this Offering Circular nor any exchange or sale shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given.

         This Offering Circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Offering Circular by us or any other person, or any such offer or solicitation of such securities by us or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this Offering Circular be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.

                                TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION                                                                      1
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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                            1
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SUMMARY TERM SHEET OF THE OFFER                                                            2
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SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION                                     9
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USE OF PROCEEDS                                                                           13
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RISK FACTORS                                                                              14
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FORWARD LOOKING STATEMENTS                                                                19
--------------------------
RATIO OF EARNINGS TO FIXED CHARGES                                                        20
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THE OFFER                                                                                 21
---------
         General                                                                          21
         Proration if Shares of Series of Preferred Stock Tendered Exceed Maximum;
             Limitations on Cash and Senior Notes Consideration                           25
         Executive Officer and Director Participation                                     26
         Expiration Time, Extensions, Termination and Amendments                          26
         How to Tender                                                                    27
         Withdrawal Rights                                                                30
         Acceptance of Shares of Preferred Stock for Exchange; Delivery of Cash
            and Senior Notes to be Exchanged                                              31
         Denominations                                                                    32
         Conditions to the Offer                                                          32
         Source and Amount of Funds                                                       33
         Exchange Agent                                                                   33
         Information Agent                                                                34
         No Financial Advisor                                                             34
         Exemption from Registration Requirements                                         34
         Certain Legal Matters; Regulatory Approvals                                      34
         Miscellaneous Matters                                                            34
         Payment of Expenses                                                              35
PURPOSES AND EFFECT OF THE OFFER                                                          36
--------------------------------
CAPITALIZATION                                                                            39
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PRICE RANGE OF PREFERRED STOCK                                                            40
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DIVIDENDS                                                                                 41
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BUSINESS                                                                                  42
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MANAGEMENT OF DYNEX                                                                       43
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DESCRIPTION OF CAPITAL STOCK                                                              44
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EXECUTIVE OFFICER AND DIRECTOR BENEFICIAL OWNERSHIP                                       46
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DESCRIPTION OF SENIOR NOTES                                                               47
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LEGAL PROCEEDINGS                                                                         55
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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES                                     57
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

                              AVAILABLE INFORMATION

         MacKenzie Partners, Inc. will act as Information Agent in connection with the Offer. For further assistance or additional copies of documents call the Information Agent at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) or write to the Information Agent at: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016. See "The Offer--Information Agent" and the information set forth on the back cover of this Offering Circular. Any questions, requests for assistance, or requests for additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

         You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning this Offer.

         We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by Dynex with the Commission which can be accessed over the Internet at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are enclosed with this Offering Circular and are hereby incorporated by reference into this Offering Circular:

          o The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001;

          o The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

          o The Company's Current Reports on Form 8-K filed with the Commission on April 29, 2002, August 20, 2002, September 19, 2002 and October 7, 2002; and

          o    The Company's Notice and Proxy Statement dated April 29, 2002.

         The Company's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 2002 and June 30, 2002, as filed with the Commission, are also hereby incorporated by reference into this Offering Circular. Dynex incorporates by reference additional documents that it may file with the Commission between the date of this Offer and the date the Offer proration period and withdrawal rights expire. Those documents include periodic reports, such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements, which will also be provided to holders of our Preferred Stock.

         If any statement contained in any of the foregoing documents is modified or superseded by a statement in this Offering Circular or in any document subsequently filed and incorporated by reference herein, the statement in any such foregoing document will be deemed for the purposes of this Offering Circular to have been modified or superseded by such statement in this Offering Circular or subsequently filed document, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded.

                         SUMMARY TERM SHEET OF THE OFFER

         The following is a summary of certain features of the Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information and financial statements hereinafter set forth. When used in this Offering Circular, the terms "Company," "Dynex," "we," "our," "ours" and "us" refer to Dynex Capital, Inc., and its consolidated subsidiaries, unless otherwise specified or the context requires otherwise.

         Who is offering to acquire my shares in the Offer?

         Dynex is offering to acquire your shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. For information about our business and certain recent developments, see "Business," and for information about the Offer, see "The Offer."

         What is the purpose of the Offer?

         Our Board of Directors believes that, given Dynex' financial condition and the current market environment, the acquisition of our shares of Preferred Stock at this time is a prudent course of action to enhance shareholder value and to provide greater liquidity for holders of the Preferred Stock. Holders of shares of Preferred Stock electing to participate in the Offer should review the considerations set forth herein under the heading "Purposes and Effects of the Offer."

         How long will I have to tender my Preferred Stock?

         You may tender your shares of Preferred Stock until the Offer expires. The Offer will expire on Tuesday, February 11, 2003 at 5:00 p.m., New York City time, unless we extend it. We may choose to extend the Offer for any reason. See "The Offer-Expiration Time, Extensions, Termination and Amendments."

         How many shares of Preferred Stock are being sought in the Offer and what consideration is being offered for my shares?

         We are offering to acquire up to 492,425 shares (or such lesser number as are properly tendered) of Series A Preferred Stock, up to 662,944 shares (or such lesser number as are properly tendered) of Series B Preferred Stock, and up to 683,703 shares (or such lesser number as are properly tendered) of Series C Preferred Stock.

         Upon the terms and subject to the conditions of the Offer set forth in this Offering Circular and the accompanying Letter of Transmittal, you can choose to receive the following for your shares of Preferred Stock:

         Option 1 (for consideration in Cash)

          o $24.00 in cash for each share of Series A Preferred Stock you tender, up to an aggregate maximum of $4,866,312 in cash for all shares of Series A Preferred Stock tendered for cash in the Offer and up to an aggregate maximum of 202,763 shares of Series A Preferred Stock;

          o $24.50 in cash for each share of Series B Preferred Stock you tender, up to an aggregate maximum of $6,687,937 in cash for all shares of Series B Preferred Stock tendered for cash in the Offer and up to an aggregate maximum of 272,977 shares of Series B Preferred Stock; and

          o $30.00 in cash for each share of Series C Preferred Stock you tender, up to an aggregate maximum of $8,445,750 in cash for all shares of Series C Preferred Stock tendered for cash in the Offer and up to an aggregate maximum of 281,525 shares of Series C Preferred Stock;

               Under this Option 1 (Cash), the per share cash amount to be received for each share of Preferred Stock tendered in the Offer is equal to 100% of the original issue price of such share of Preferred Stock;

          or

         Option 2 (for consideration in Senior Notes)

          o $25.20 in principal amount of our 9.50% Senior Notes due February 28, 2005 (collectively, the "Senior Notes" and each, a "Senior Note") for each share of Series A Preferred Stock you tender, up to $7,299,475 in aggregate maximum principal amount of Senior Notes for all shares of Series A Preferred Stock tendered for Senior Notes in the Offer and up to an aggregate maximum of 289,662 shares of Series A Preferred Stock;

          o $25.725 in principal amount of the Senior Notes for each share of Series B Preferred Stock you tender, up to $10,031,900 in aggregate maximum principal amount of Senior Notes for all shares of Series B Preferred Stock tendered for Senior Notes in the Offer and up to an aggregate maximum of 389,967 shares of Series B Preferred Stock; and

          o $31.50 in principal amount of the Senior Notes for each share of Series C Preferred Stock you tender, up to $12,668,600 in aggregate maximum principal amount of Senior Notes for all shares of Series C Preferred Stock tendered for Senior Notes in the Offer and up to an aggregate maximum of 402,178 shares of Series C Preferred Stock;

               Under this Option 2 (Senior Notes), the per share principal amount to be received for each share of Preferred Stock tendered in the Offer is equal to 105% of the original issue price of such share of Preferred Stock. The Senior Notes will be issued in denominations of $25 or integral multiples thereof. In cases where the consideration for shares of each series you tender is not divisible, in the aggregate, by the $25 denomination, you will receive cash consideration for the amount in excess of the nearest $25 not to exceed $24.99. For a more detailed description of the terms of the Senior Notes being offered, please see "Description of Senior Notes;"

          or

         Option 3 (for a combination of consideration in Cash and Senior Notes)

               A combination of cash and Senior Notes in amounts which you designate in your Letter of Transmittal. Under this Option 3, with respect to the shares of each series of Preferred Stock you tender, you will designate the number of tendered shares of such series for which you choose to receive cash (which cash shall be subject to Option 1) and you will designate the number of tendered shares of such series for which you choose to receive Senior Notes (which Senior Notes shall be subject to Option 2).

We have the right to extend or amend the Offer in our sole and absolute discretion and the right to terminate the Offer at any time prior to the expiration time of the Offer if the conditions to the Offer are not satisfied. The Offer is not conditioned on any minimum number of shares being tendered.

         You should choose only one Option for the shares of Preferred Stock that you tender. If you choose Option 3, you will need to designate on the Letter of Transmittal how many shares are being tendered for cash and how many shares are being tendered for Senior Notes. You do not have to tender all of your shares of Preferred Stock to participate in the Offer.

         Will I receive a premium above the current market value for tendering my Preferred Stock?

         Whether you will receive a premium above the current market value of the Preferred Stock for tendering shares of Preferred Stock will depend on the market value of our Preferred Stock on the date the Offer is completed. As of January 2, 2003 (the last trading day ending prior to our public announcement of our intention to commence the Offer), the closing sales price per share for each series of our Preferred Stock, as reported on the Nasdaq National Market, was $22.50 for our Series A Preferred Stock, $22.25 for our Series B Preferred Stock, and $28.00 for our Series C Preferred Stock. Under Option 1 (Cash) and Option 2 (Senior Notes) described above, the exchange price for the Series A Preferred Stock represented a premium of 6.67% and 12.00%, respectively, above the market price as of January 2, 2003, the exchange price for the Series B Preferred Stock represented a premium of 10.11% and 15.62%, respectively, above the market price as of January 2, 2003, and the exchange price for the Series C Preferred Stock represented a premium of 7.14% and 12.50%, respectively, above the market price as of January 2, 2003. See "Purposes and Effects of the Offer."

         Is there a minimum or maximum number of shares of Preferred Stock you will accept in the Offer?

         We will accept up to an aggregate of 492,425 shares of Series A Preferred Stock, up to an aggregate of 662,944 shares of Series B Preferred Stock, and up to an aggregate of 683,703 shares of Series C Preferred Stock. This represents approximately 49% of the shares of each series of our Preferred Stock outstanding as of December 31, 2002.

         This Offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered.

         How will Dynex determine which shares to accept of a series of Preferred Stock if such series is oversubscribed?

         If more shares of any series of Preferred Stock are tendered than we are offering to acquire (regardless of which form of consideration the tendering shareholders elect to receive), we will accept shares of such series that are validly tendered on a pro-rata basis, based on the number of shares tendered. Furthermore, if, after giving effect to this prorationing, one form of consideration that we are offering is oversubscribed, Dynex will accept shares of such series that are validly tendered for such consideration on a pro-rata basis. In that instance, and assuming an undersubscription for the other type of consideration, you will have the option (but are not required) to elect to receive, by checking the "Oversubscription Allocation" box on the Letter of Transmittal, the other consideration for the excess shares you tendered in lieu of having your excess shares returned.

         If you validly tender shares of your Preferred Stock but fail to elect properly in your Letter of Transmittal the form of consideration which you wish to receive in the Offer, you will be deemed to have elected to receive cash for such tendered shares pursuant to Option 1 described in the Offer.

         Will the Company's officers and directors be participating in the Offer?

         Certain members of the Board of Directors have informed the Company that they will participate in the Offer. At least one Director has indicated that he will tender a portion of the shares of Preferred Stock which he owns under Option 2. No executive officer of Dynex owns any Preferred Stock.

         Are there any conditions to the Offer?

         The Offer is subject to certain conditions, including the absence of court and government actions prohibiting the Offer, general market conditions, the condition of our business, and the Indenture under which the Senior Notes will be issued being qualified under the Trust Indenture Act. See "The Offer--Conditions to the Offer."

         How do I tender my Preferred Stock?

         If you wish to tender your shares of Preferred Stock in the Offer:

          o You must deliver the share certificate(s) representing your Preferred Stock, a properly completed and duly executed Letter of Transmittal for such shares and other documents required by the Letter of Transmittal to the Exchange Agent at the address set forth in the section entitled "Available Information" and appearing on the back cover of this Offering Circular prior to 5:00 p.m., New York City time, on Tuesday, February 11, 2003;

          o If your shares of Preferred Stock are held in street name - that is, through a broker, dealer or other nominee - you must contact that institution to tender your shares of Preferred Stock. The Exchange Agent must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal for such shares;

          o You must comply with The Depository Trust Company's Automated Tender Offer Program; or

          o If you cannot provide the Exchange Agent with all required documents by the Expiration Time of the Offer, you may obtain additional time to submit any missing items by submitting a Notice of Guaranteed Delivery to the Exchange Agent. See "The Offer--How to Tender." However, for your tender to be valid, the Exchange Agent must receive the missing items within three Nasdaq trading days of the date the Exchange Agent received your Notice of Guaranteed Delivery.

Further, because the Senior Notes issued pursuant to this Offer will be issued in book-entry form only, if you desire to tender shares of Preferred Stock for Senior Notes, or elect to receive Senior Notes in the event of an oversubscription for cash consideration, you must have or establish an account with, and tender those shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of the DTC.

Contact the Information Agent for assistance.  See "The Offer--How to Tender."

         Will I be able to withdraw shares of Preferred Stock that I tender into the Offer?

         You can withdraw tenders of shares of Preferred Stock pursuant to the Offer at any time prior to 5:00 p.m. on Tuesday, February 11, 2003, the expiration time of the Offer, or such later expiration time as we specify if we extend the Offer. Unless we have previously accepted the shares you have tendered, you may also withdraw your shares after March 11, 2003. Except for these rights of withdrawal, all tenders are irrevocable. See "The
Offer--Withdrawal Rights."

         How will I be notified if Dynex extends the Offer?

         We will issue a press release by 9:00 a.m., New York City time, no later than the business day after the previous scheduled expiration time if we decide to extend the Offer. See "The Offer--Expiration Time, Extensions, Termination and Amendments."

         When will I receive cash and/or Senior Notes in exchange for my Preferred Stock tendered?

         Subject to the satisfaction or waiver of all conditions to the Offer, and assuming we have not previously elected to terminate or amend the Offer, we will accept shares that are properly tendered and not withdrawn prior to the expiration of the Offer at 5:00 p.m., New York City time, on February 11, 2003, or such later expiration time as we specify if we extend the Offer. As soon as practicable following the expiration time of the Offer, in accordance with your election, either cash, without interest, or Senior Notes, or a combination thereof, will be delivered for your shares, in the manner described in this Offering Circular (subject to any required prorationing), up to the maximum aggregate amount we are offering to acquire. Payment of cash and issuance of the Senior Notes is expected to occur no later than February 28, 2003 (the "Closing Date"). See "The Offer--Acceptance of Shares of Preferred Stock for Exchange; Delivery of Senior Notes to be Exchanged."

         What are the principal terms of the Senior Notes I will receive in exchange for my Preferred Stock?

         The Senior Notes will be unsecured obligations of Dynex. The Senior Notes mature February 28, 2005 and bear interest at 9.50% per annum on the outstanding principal balance. Interest shall accrue on the Senior Notes commencing on the Closing Date. Principal and interest will be paid quarterly in eight equal installments. A principal payment of $3.125 (or such lesser principal amount as is then outstanding) per each $25 of principal amount on each Senior Note will be made on each quarterly payment date on such Senior Note until such Senior Note is paid in full. Dynex will have the right to prepay the Senior Notes in whole or in part, including all interest accrued thereon, without penalty. Dynex also will have the right to purchase the Senior Notes in the open market. The Senior Notes will be issued under an Indenture between Dynex and Wachovia Bank, N.A., as trustee. The terms of the Senior Notes Indenture are governed by certain provisions contained in the Trust Indenture Act. See "Description of Senior Notes."

         Will the Senior Notes be listed for trading on a securities exchange?

         We intend to apply for listing of the Senior Notes for trading on the American Stock Exchange. However, there is no assurance that the Senior Notes will be listed on the American Stock Exchange or that a liquid trading market will develop for the Senior Notes. If a trading market does develop, there can be no assurance as to any price at which the Senior Notes will trade. The Senior Notes will be issued only in book-entry form. Generally, the Senior Notes that you receive in the Offer will be freely tradable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Risk Factors--By Exchanging Preferred Stock for the Senior Notes, You Will Lose Rights Associated with Your Preferred Stock."

         Will I be paid any dividends with respect to my Preferred Stock?

         You will not receive any dividends with respect to the shares of Preferred Stock that are tendered, including dividends in arrears that have accumulated to date which will be cancelled.

         How will Dynex pay for the shares?

         We expect to fund the acquisition of the shares of Preferred Stock tendered under the cash option of the Offer, and the payment of related fees and expenses, from available cash. Purchases of Preferred Stock tendered for Senior Notes will be funded through the issuance of the Senior Notes. In addition, to the extent that we pay any cash in connection with tenders for Senior Notes (because Senior Notes will only be issued in denominations of $25 or in integral multiples of $25 and cash consideration will be paid for amounts in excess of the nearest $25 not to exceed $24.99), we expect to fund such cash payments from available cash.

         How will Dynex pay the interest and repay the principal on the Senior Notes?

         We expect to pay the interest and repay the principal on the Senior Notes from cash flow generated by our investment portfolio. For the quarter ended December 31, 2002, our investment portfolio produced a cash flow of approximately $13,000,000 (unaudited).

         Will the Offer affect trading of the Preferred Stock on the Nasdaq National Market?

         We expect that following the Offer our Preferred Stock will continue to be quoted on Nasdaq, although we cannot assure you that a liquid market to trade our Preferred Stock will exist.

         Will the Senior Notes be registered with the Securities and Exchange Commission?

         In making the Offer, we are relying on the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of that Act for the Senior Notes. Under that exemption, if the shares of Preferred Stock you tender are freely tradable, the Senior Notes you will receive in the Offer will be freely tradable. If the shares of Preferred Stock you tender in the Offer are restricted, the Senior Notes you receive will be restricted to the same degree. See "The Offer--Exemption from Registration Requirements."

         Has Dynex or its Board of Directors adopted a position on the Offer?

         Our Board of Directors has approved the making of this Offer. However, neither we nor our directors make any recommendation as to whether you should tender shares pursuant to this Offer. You must make the decision whether to tender shares and, if so, how many shares to tender and what consideration to tender those shares for.

         Will I have to pay brokerage commissions if I tender my shares?

         If you are a registered shareholder and you tender your shares directly to the Exchange Agent, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable.

         Will I have to pay a stock transfer tax if I tender my shares?

         If you instruct the Exchange Agent in the related Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.

         Who will serve as the Exchange Agent in connection with the Offer?

         Wachovia Bank, N.A., will serve as the Exchange Agent for the Offer. See "The Offer--Exchange Agent" and the information set forth on the back cover of this Offering Circular.

         Who will serve as the Information Agent in connection with the Offer?

         MacKenzie Partners, Inc. will serve as Information Agent in connection with the Offer. The Information Agent's telephone number is (212) 929-5500 or
(800) 322-2885 (toll free). See "The Offer--Information Agent" and the information set forth on the back cover of this Offering Circular. The Information Agent can help answer your questions.

         What are the tax consequences if I tender my Preferred Stock?

         The exchange of shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes by a tendering shareholder will be a taxable event treated for United States federal income tax purposes as either (i) a sale or exchange of the shareholder's shares or (ii) a deemed distribution of property by us with respect to such shares (which the Company expects will not result in ordinary income to the shareholder). Stated interest on the Senior Notes will be taxable as ordinary income to holders of Senior Notes at the time such amounts are received or accrued in accordance with the holder's method of accounting. See "Certain United States Federal Income Tax Consequences" for a discussion of certain federal income tax consequences associated with the Offer and the ownership of Senior Notes, and "Risk Factors--Certain United States Federal Income Tax Risks Associated with the Offer."

         What if I decide not to tender shares of my Preferred Stock?

         We expect that any shares of your Preferred Stock which you do not tender in the Offer will continue to be quoted on Nasdaq. However, following the completion of the Offer, we cannot assure you that a liquid market to trade our Preferred Stock will exist, nor can we assure you that your shares of Preferred Stock will not decline in price as quoted on Nasdaq. In addition, until the Senior Notes have been fully repaid, the Indenture effectively prohibits us from engaging in any future tender offers with respect to our Preferred Stock and from making any distributions with respect to the Preferred Stock other than distributions required for us to maintain our status as a real estate investment trust ("REIT").

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

         This summary historical and pro forma financial information should be read in conjunction with our unaudited condensed consolidated financial statements set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 which reflect all adjustments which, in the opinion of management, are necessary to a fair statement of results for all interim periods presented, our audited consolidated financial statements set forth in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, and the sections of such Forms 10-Q and 10-K captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference and enclosed with this Offering Circular.

         The following summary historical financial information is derived from our audited consolidated financial statements for the years ended December 31, 2001 and 2000, and the unaudited consolidated financial statements for the nine months ended September 30, 2002 and 2001, which are incorporated by reference into this Offering Circular.

(amounts in thousands except share data)

-----------------------------------------------------------------------------------------------------------------------------
                                                                   Nine Months Ended
                                                                     September 30,              Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------

                                                                   2002           2001               2001           2000
-----------------------------------------------------------------------------------------------------------------------------
  Total interest income                                        $   130,230     $  174,387        $   222,760     $  291,160
  Total interest and related expense                                97,636        139,133            174,678        259,673
  Provision for losses                                             (16,292)       (22,075)           (19,672)       (29,110)
  Net interest margin                                               16,302         13,179             28,410          2,377
  Net gain (loss) on sales, write-downs, and impairment             (9,151)         1,544            (20,954)       (84,039)
    charges (3)
  Trading losses                                                    (3,307)        (2,881)            (3,091)             -
  Other income (expense)                                               688             39                104           (428)
  General and administrative expenses                               (6,744)        (6,777)           (10,526)        (8,712)
  Extraordinary item - gain (loss) on extinguishment of debt           230          1,835              2,972              -
-----------------------------------------------------------------------------------------------------------------------------
  Net (loss) income                                            $    (1,982)    $    6,939        $    (3,085)    $  (91,863)
-----------------------------------------------------------------------------------------------------------------------------
  Net income (loss) applicable to common shareholders          $    (9,171)    $   11,379        $     6,246     $ (104,774)
-----------------------------------------------------------------------------------------------------------------------------

  Income (loss) per common share before extraordinary item:
         Basic and Diluted(1)                                  $     (0.86)    $     0.83        $      0.29     $    (9.15)

  Net income (loss) per common share:
         Basic and Diluted (1)                                 $     (0.84)    $     0.99        $      0.55     $    (9.15)



------------------------------------------------------------------------------------------------------------------------

                                                                September 30,                      December 31
------------------------------------------------------------------------------------------------------------------------
                                                              2002           2001              2001           2000
------------------------------------------------------------------------------------------------------------------------
  Investments (2)                                         $2,323,553      $2,662,135        $2,549,579    $3,193,234
  Total assets                                             2,337,620       2,695,033         2,569,859     3,239,921
  Non-recourse debt                                        2,098,202       2,384,670         2,264,213     2,856,728
  Recourse debt                                                   94          64,964            58,134       134,168
  Total liabilities                                        2,103,478       2,452,308         2,327,749     3,002,465

  Shareholders' equity                                       234,142         242,726           242,110       237,456
  Number of common shares outstanding                     10,873,903      11,446,206        10,873,853    11,446,206
  Average number of common shares                         10,873,903      11,446,167        11,430,471    11,445,236
  Book value per common share (1)                           $   9.77       $   10.31         $   11.06    $     7.39
------------------------------------------------------------------------------------------------------------------------

(1)  Inclusive of the liquidation preference on the Company's preferred stock.
(2)  Investments classified as available for sale are shown at fair value.
(3) Net loss on sales, write-downs, and impairment charges for the year ended December 31, 2000 include several adjustments related largely to non-recurring items. See Footnote 14 to the consolidated financial statements included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2001, and Footnote 12 to the unaudited consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.


         The following unaudited pro forma condensed consolidated balance sheet data as of September 30, 2002 gives pro forma effect to this Offer, assuming the maximum number of shares are tendered for cash and Senior Notes at the prices offered herein, as if the payment of such cash and exchange of such Senior Notes had occurred on September 30, 2002. The unaudited condensed consolidated statement of operations data for the year ended December 31, 2001 and the nine months ended September 30, 2002 gives pro forma effect to this Offer, assuming the maximum number of shares are tendered for cash and Senior Notes at the prices offered herein, as if the payment of such cash and exchange of such Senior Notes was effective as of January 1, 2001, the beginning of Dynex' 2001 fiscal year. The unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 2001 and the nine months ended September 30, 2002 also assumes that the Company was free to make this Offer as of January 1, 2001 without restriction, and further assumes that no repayments of principal on the Senior Notes occurs during the pro forma periods presented.

         The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma financial information is not necessarily indicative of what our results would have been if the exchange of the Senior Notes and payment of cash, assuming the maximum number of shares tendered at the exchange prices offered herein in this Offering, actually had occurred as of the dates indicated or of what our future operating results will be.


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            As of September 30, 2002
                    (amounts in thousands except share data)

---------------------------------------------------------------------------------------------------------------
                                                                      Pro Forma
                                                    Historical       Adjustments                 Pro Forma
---------------------------------------------------------------------------------------------------------------
  Collateral for collateralized bonds               $2,247,276                                  $2,247,276
  Other investments, securities and loans               76,277                                      76,277
  Cash and other assets                                 14,067        ($20,000)    (1)             (5,933)
---------------------------------------------------------------------------------------------------------------
    Total assets                                     2,337,620         (20,000)                  2,317,620
---------------------------------------------------------------------------------------------------------------
  Non-recourse debt                                  2,098,202                                   2,098,202
  Recourse debt                                             94           30,000    (2)              30,094
  Accrued expenses and other liabilities                 5,182                                       5,182
---------------------------------------------------------------------------------------------------------------
    Total liabilities                                2,103,478           30,000                  2,133,478
---------------------------------------------------------------------------------------------------------------
  Shareholders' equity                                 234,142         (50,000)    (3)             184,142
---------------------------------------------------------------------------------------------------------------
    Total liabilities and Shareholders' equity      $2,337,620        ($20,000)                 $2,317,620
---------------------------------------------------------------------------------------------------------------
(1)      Payment of cash consideration for Preferred Stock tendered.
(2)      Issuance of Senior Notes for Preferred Stock tendered.
(3)      Reduction for aggregate purchase price for Preferred Stock tendered and subsequently retired.



       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      Nine Months Ended September 30, 2002
                    (amounts in thousands except share data)

---------------------------------------------------------------------------------------------------------------
                                                                      Pro Forma
                                                    Historical       Adjustments                 Pro Forma
---------------------------------------------------------------------------------------------------------------
  Interest income:
    Collateral for collateralized bonds               $129,066                                    $129,066
    Other investments, securities, and loans             1,164             (228)   (1)                 936
---------------------------------------------------------------------------------------------------------------
                                                       130,230             (228)                   130,002
---------------------------------------------------------------------------------------------------------------
  Interest expense:
    Non-recourse debt                                   95,040                                      95,040
    Recourse debt                                        2,596            2,138    (2)               4,734
---------------------------------------------------------------------------------------------------------------
                                                        97,636            2,138                     99,774
---------------------------------------------------------------------------------------------------------------
  Net interest margin before provision for losses       32,594           (2,366)                    30,228
   Provision for losses                                (16,292)                                    (16,292)
---------------------------------------------------------------------------------------------------------------
  Net interest margin                                   16,302           (2,366)                    13,936
  Net loss on sales, write-downs and impairment         (9,151)                                     (9,151)
  charges
  Trading losses                                        (3,307)                                     (3,307)
  Other income                                             688                                         688
  General an administrative expenses                    (6,744)                                     (6,744)
---------------------------------------------------------------------------------------------------------------
    Loss before extraordinary items                     (2,212)          (2,366)                    (4,578)
  Extraordinary item - gain on extinguishment of
  debt                                                     230                                         230
---------------------------------------------------------------------------------------------------------------
  Net loss                                              (1,982)          (2,366)                    (4,348)
  Preferred stock charges                               (7,189)           3,524    (3)              (3,665)
---------------------------------------------------------------------------------------------------------------
  Net loss applicable to common shareholders           ($9,171)          $1,158                    ($8,013)
===============================================================================================================
  Loss per common share before extraordinary item:
    Basic and Diluted                                  $ (0.86)                                    $ (0.76)
  Loss per common share:
    Basic and Diluted                                  $ (0.84)                                    $ (0.74)
---------------------------------------------------------------------------------------------------------------

(1)      Reduction in interest income at average effective investment yield for reduction in cash of $20,000.
(2)      Interest expense for the nine months ended September 30, 2002 for the Senior Notes issued for Preferred
         Stock tendered.
(3)      Reduction for dividend charges associated with Preferred Stock tendered and subsequently retired.


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 2001
                    (amounts in thousands except share data)

----------------------------------------------------------------------------------------------------------------
                                                                       Pro Forma
                                                     Historical       Adjustments                 Pro Forma
----------------------------------------------------------------------------------------------------------------
  Interest income:
    Collateral for collateralized bonds                $215,018                                    $215,018
    Other investments, securities, and loans              7,742             (800)   (1)               6,942
----------------------------------------------------------------------------------------------------------------
                                                        222,760             (800)                   221,960
----------------------------------------------------------------------------------------------------------------
  Interest expense:
    Non-recourse debt                                   167,098                                     167,098
    Recourse debt                                         7,580            2,850    (2)              10,430
----------------------------------------------------------------------------------------------------------------
                                                        174,678            2,850                    177,528
----------------------------------------------------------------------------------------------------------------
  Net interest margin before provision for losses        48,082           (3,650)                    44,432
   Provision for losses                                 (19,672)                                    (19,672)
----------------------------------------------------------------------------------------------------------------
  Net interest margin                                    28,410           (3,650)                    24,760
  Net loss on sales, write-downs and impairment         (20,954)                                    (20,954)
  charges
  Trading losses                                         (3,091)                                     (3,091)
  Other income                                              104                                         104
  General an administrative expenses                    (10,526)                                    (10,526)
----------------------------------------------------------------------------------------------------------------
    Loss before extraordinary items                      (6,057)          (3,650)                    (9,707)
  Extraordinary item - gain on extinguishment of          2,972                                       2,972
  debt
----------------------------------------------------------------------------------------------------------------
  Net loss                                               (3,085)          (3,650)                    (6,735)
  Preferred stock benefit                                 9,331            4,699    (3)              14,030
----------------------------------------------------------------------------------------------------------------
  Net income applicable to common shareholders           $6,246           $1,049                     $7,295
================================================================================================================
  Net income per common share before extraordinary item:
    Basic and Diluted                                     $0.29                                       $0.38
  Net income per common share:
    Basic and Diluted                                     $0.55                                       $0.64
----------------------------------------------------------------------------------------------------------------

(1)  Reduction in interest income at estimated average effective investment yield for reduction in cash of
     $20,000.
(2)  Interest expense for the year ended December 31, 2001 on the Senior Notes issued for Preferred Stock tendered.
(3)  Reduction for dividend charges associated with Preferred Stock tendered and subsequently retired.


                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the Offer. All shares of Preferred Stock that are properly tendered and accepted by us will be retired and cancelled.

                                  RISK FACTORS

         Before deciding to tender your securities, you should consider carefully the risks described in this Offering Circular, as well as other information we include or incorporate by reference in this Offering Circular, and the additional information in the reports that we file with the Commission. The risks and uncertainties described below are not the only ones we face or the only ones that may exist with respect to the Offer. Additional risks and uncertainties that we do not presently know about, that we currently believe are immaterial or which are similar to those faced by other companies in our industry or business in general, may also adversely impact our business.

Risks Particular to Dynex
-------------------------

Our Business Is Affected By General Economic Conditions

         We are affected by general economic conditions. The risk of defaults, delinquencies, foreclosures and credit losses could increase during an economic slowdown or recession, which may be accompanied by declining real estate values. This could have an adverse effect on our financial performance and the performance on our securitized loan pools. For example, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default.

Our Income Is Dependent On Our Ability To Manage Interest Rate Spreads and Changes in Interest Rates May Affect our Investment Portfolio

         Our income depends on our ability to earn greater interest on our investments than the interest cost to finance these investments. Interest rates in the markets we serve generally rise or fall with interest rates as a whole. A majority of the loans we currently pledge as collateral for collateralized bonds are fixed-rate. We currently finance these fixed-rate assets through non-recourse debt, approximately $280,000,000 of which is variable rate. In addition, a significant amount of the investments we hold are adjustable-rate collateral for collateralized bonds. These investments are financed through non-recourse variable-rate long-term collateralized bonds. The net interest spread for these investments could decrease during a period of rapidly rising short-term interest rates, since the investments generally have interest rates which reset on a delayed basis and have periodic interest rate caps; the related borrowings have no delayed resets or such interest rate caps. Our variable-rate collateralized bonds are substantially based on the one-month London InterBank Offered Rate ("LIBOR") and interest-rates reset monthly, while the associated assets are principally six-month LIBOR or one-year Constant Maturity Treasury ("CMT") based and interest-rates generally reset every six to twelve months.

Our Investment Portfolio Is Subject To Credit Risk

         Credit risk is the risk of loss from the failure of a borrower (or the proceeds from the liquidation of the underlying collateral) to fully repay the principal balance and interest due on a loan. A borrower's ability to repay, or the value of the underlying collateral, could be negatively influenced by economic and market conditions. The Company has credit risk principally by virtue of its investment in collateral for collateralized bonds, which credit risk is generally limited to our net investment in the collateralized bond structure (also known as over-collateralization) and subordinated securities that it may retain from the securitization. We provide reserves for expected losses and record impairment charges for other than temporary declines in value based on the current performance of the respective pool of loans; however, if losses are experienced more rapidly than we had provided for in our reserves, we may be required to provide for additional reserves for these losses.

An Increase In Defaults By Borrowers Could Adversely Impact Our Business

         Defaults by borrowers on loans we hold may have an adverse impact on our financial performance, if actual credit losses differ materially from our estimates. The allowance for losses is calculated on the basis of historical experience and management's best estimates. Actual default rates or loss severity may differ from our estimate as a result of economic conditions. In particular, the default rate and loss severity on our portfolio of manufactured housing loans has been higher than initially estimated. Actual defaults on adjustable rate mortgage loans may increase during a rising interest rate environment.

An Increase In Prepayments By Borrowers Could Adversely Impact Our Business

         Prepayments by borrowers on loans securitized by the Company may have an adverse impact on the Company's financial performance, including a reduction in the Company's overall cash flow from its investment portfolio and a reduction in its overall investment portfolio. Prepayments are expected to increase during a declining interest rate or flat yield curve environment. The Company's exposure to rapid prepayments is primarily the result of (i) the faster amortization of premium on the investments and, to the extent applicable, the amortization of bond discount; and (ii) the replacement of investments in the investment portfolio with lower yield securities.

Our Business Is Dependent Upon Third-Party Servicers

         Third-party servicers service the majority of our investment portfolio. To the extent that these servicers are financially impaired, the performance of our investment portfolio may deteriorate, and defaults and credit losses may be greater than estimated.

We May Invest in a New Business Strategy

         We intend to explore various new business strategies, including the possible acquisition of a depository institution. The pursuit of any strategy is subject to the outcome of our investigation, but it is the Company's belief that a new business strategy may be the best use of the Company's available capital on a go-forward basis after the completion of this Offer. In addition, we have no experience in operating a depository institution and no business plan has been prepared for such a strategy. Consequently, there can be no assurance that the acquisition of a depository institution would result in any benefit to the Company.

Regulatory Changes Could Affect Our Business

         The Company's businesses as of December 31, 2002 are not subject to any material federal or state regulation or licensing requirements. However, changes in existing laws and regulations or in the interpretation thereof, or the introduction of new laws and regulations, could adversely affect the Company and the performance of the Company's securitized loan pools or its ability to collect on its delinquent property tax receivables.

Risks Particular To The Offer
-----------------------------

The Offer Will Increase Our Leverage And Debt Service Obligations, Which May Adversely Effect Continuing Operations

         Following the Offer, we will be more leveraged and have additional debt service obligations in addition to operating expenses and planned capital expenditures. At September 30, 2002, as adjusted to give effect to the issuance of the maximum $30,000,000 principal amount of the Senior Notes, our total recourse indebtedness would have been approximately $30,094,000. Assuming the issuance of the maximum $30,000,000 principal amount of the Senior Notes pursuant to the Offer, we would incur additional debt service obligations of approximately $13,120,000 in 2003, $16,246,000 in 2004 and $3,839,000 in 2005.

         Increased levels of indebtedness may have several important effects on our future operations, including, without limitation, (i) a substantial portion of our cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, (ii) our leveraged position will increase our vulnerability to adverse changes in general economic, industry and competitive conditions, and (iii) our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. Our ability to meet debt service obligations and to reduce total indebtedness will be dependent upon our future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting operations, or ability to raise additional equity, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service debt, we may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of our indebtedness, including the Senior Notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable us to service our debt, or that any of these measures could be effected on satisfactory terms, if at all.

         If we fail to pay any required payment of interest or principal with respect to the Senior Notes on a timely basis, such failure will constitute a default under the terms of the Indenture. An event of default under the Indenture also may trigger an event of default under certain other obligations, if any should exist at that time. As of the date of this Offer, no such obligations exist. As a result, the incurrence of additional debt resulting from the Offer will increase the risk of possible default with respect to future obligations. The Indenture does not contain restrictions on our ability to incur additional indebtedness.

The Offer Will Reduce Our Amount of Cash and Cash Equivalents

         At December 31, 2002, our cash and cash equivalents were approximately $15,000,000 (unaudited). If the Offer to purchase Preferred Stock for cash is fully subscribed, we will pay out $20,000,000 in cash to tendering shareholders. In addition, we will pay out additional cash to the extent that we are required to pay cash to tendering shareholders in connection with tenders for Senior Notes (because Senior Notes will only be issued in denominations of $25 or in integral multiples of $25 and cash consideration will be paid for amounts in excess of the nearest $25 not to exceed $24.99). As a result, our ability to internally finance working capital, capital expenditures, acquisitions, general corporate and other purposes may be impaired. In addition, if the maximum principal amount of the Senior Notes is issued, we will pay principal payments in the amount of $3,750,000 quarterly until the Senior Notes are fully paid off. If we are unable to generate sufficient cash flow from operations in the future to service our debt and other liabilities, we may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of our indebtedness, including the Senior Notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable us to meet our obligations, or that any of these measures could be effected on satisfactory terms, if at all.

By Tendering Your Preferred Stock For The Senior Notes, You Will Lose Rights Associated With Your Preferred Stock

         To the extent that shares of your Preferred Stock you tender are accepted by us, you will be relinquishing rights available to you as a shareholder. If your Preferred Stock is validly tendered and accepted for exchange you will lose the right to share in any capital appreciation of our Preferred Stock, will not be entitled to vote upon any matters submitted to our shareholders for which you might otherwise be eligible to vote, and will no longer be entitled to dividends paid, if any, on our Preferred Stock. In addition, while we intend to apply for the listing of the Senior Notes for trading on the American Stock Exchange, there is no assurance that such application will be accepted. Therefore, there is no assurance that a liquid trading market will develop for the Senior Notes. If a trading market does develop, it is likely that trading in the Senior Notes will be thin and the liquidity of your investment in Dynex may be reduced.

The Market May View The Offer Unfavorably, Which May Adversely Effect The Market Price Of The Preferred Stock And The Senior Notes

         The Offer will reduce our shareholders' equity and increase our indebtedness, thereby increasing our debt to equity ratio and debt service obligations. The market may regard these results unfavorably and the price of our Common Stock and Preferred Stock may be adversely affected. To the extent that the market does not regard the Offer as favorable, the market price, if any, of the Senior Notes also could be adversely affected. Dynex has been informed by Nasdaq that the shares of each series of Preferred Stock not tendered in the Offer will continue to be eligible to be included on the Nasdaq National Market immediately after the closing of the Offer. There can be no assurance, however, that each series will continue to qualify for inclusion on the Nasdaq National Market as continued inclusion requires the maintenance of price, float and other standards.

The Senior Notes May Be Prepaid By Dynex, Which Could Prevent You From Realizing Interest Income Associated With The Senior Notes

         The Senior Notes are subject to redemption at our option in whole at any time or in part from time to time without penalty or premium upon notice to the holders of the Senior Notes. As a result, holders of the Senior Notes will be subject to a risk of prepayment at a time when interest rates may be generally declining. In such case, holders of Senior Notes will no longer have the right to receive interest and may be forced to reinvest the redemption proceeds in securities with a lower rate of interest.

The Offer Could Be Deemed A Fraudulent Conveyance by a Court of Law, Which Could Result In Such Court Voiding All Or A Portion of Our Obligations To Holders Of The Senior Notes

         Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the Senior Notes. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Senior Notes were issued, we (i) issued the Senior Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Senior Notes and (B) (1) were insolvent or were rendered insolvent or contemplated insolvency by reason of the issuance of the Senior Notes, (2) were engaged, or about to engage, in a business or transaction for which our assets or capital were unreasonably small or (3) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could void all or a portion of our obligations to the holders of the Senior Notes, or void or subordinate our obligations to the holders of the Senior Notes, and take other action detrimental to the holders of the Senior Notes, including in certain circumstances, invalidating the Senior Notes. In that event, repayment on the Senior Notes may not be recovered by the holders of the Senior Notes.

         The definition of insolvency for purposes of the foregoing consideration varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. Generally, however, we would be considered insolvent at the time we incur the indebtedness constituting the Senior Notes, if (i) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) we were incurring debts beyond our ability to pay as such debts mature. Based upon financial and other information, we believes that we are solvent and will continue to be solvent after issuing the

Senior Notes, will have sufficient capital for carrying on our business after such issuance and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. There can also be no assurance as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the Senior Notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date or otherwise agree with us with respect to the above standards.

The Offer Is Subject To Certain Contingencies Which May Prevent Its Consummation

         The consummation of the Offer is subject to certain conditions that are not within our control. For example, the Offer requires qualification of the Indenture under the Trust Indenture Act. The consummation of the Offer is also conditioned on, among other things, there being no material adverse changes in our business, no pending or threatened action by a governmental body challenging the Offer and no general suspension of trading in the securities markets. The Company expects the Trust Indenture to qualify under the Trust Indenture Act.

Certain United States Federal Income Tax Risks Associated With The Offer

         Tax Consequences of Offer

         The exchange of shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes by a tendering shareholder pursuant to the Offer will be a taxable event treated for United States federal income tax purposes as either
(1) a sale or exchange of the shareholder's shares or (2) a deemed distribution of property by the Company with respect to such shares.

         Sale or exchange treatment will result if a tendering shareholder satisfies any of three tests under Section 302 of the Internal Revenue Code (the "Code") which measure reductions in a shareholder's overall equity interest. If treated as a sale or exchange, a shareholder should recognize gain or loss in an amount equal to the difference between (a) the amount of any cash and the fair market value of the Senior Notes received, and (b) the shareholder's adjusted tax basis of the shares exchanged pursuant to the Offer.

         If none of the Section 302 tests is satisfied, then to the extent of the Company's current or accumulated "earnings and profits" (as determined for federal income tax purposes), a tendering shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of any cash and the fair market value of the Senior Notes received without reduction for the adjusted tax basis of the shares tendered and accepted by the Company pursuant to the Offer. Dynex does not expect to report any accumulated or current "earnings and profits" for 2003. To the extent, if any, that the amount of any cash and the fair market value of the Senior Notes exceeds the Company's current and accumulated earnings and profits (as determined for federal income tax purposes), the excess will be treated first as a tax-free return of such shareholder's tax basis in the shares exchanged for Senior Notes and thereafter as capital gain. Corporate shareholders receiving a dividend must assess the applicability of the dividends-received deduction to the extent applicable and the impact of Section 1059 of the Code governing "extraordinary dividends."

         The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, pro-ration of the tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a shareholder can be given no assurance that a sufficient number of such shareholder's shares will be exchanged for cash, Senior Notes or cash and Senior Notes pursuant to the Offer to ensure that such exchange will satisfy one or more of the Section 302 tests and be treated as a sale, rather than as a dividend, for United States federal income tax purposes.

         To the extent that a tendering shareholder does not receive a sufficient amount of cash pursuant to the Offer to satisfy any tax liability in connection with the exchange of shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes, a shareholder will need to use other cash resources of the shareholder (including possible dispositions of the Senior Notes) to satisfy any tax liability arising from an exchange of Preferred Stock for Senior Notes.

         See "Certain United States Federal Income Tax Consequences"--"Certain Federal Income Tax Consequences to Tendering Shareholders"--"Characterization of the Exchange" for the circumstances in which a sale or exchange treatment would apply as well as other relevant rules.

         Interest on Senior Notes - General

         Depending upon a shareholder's particular circumstances, the tax consequences of holding Senior Notes may be less advantageous than the consequences of holding shares of Preferred Stock because, for example, interest payments on the Senior Notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate shareholders.

         Withholding for Non-United States Holders.

         Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Exchange Agent may withhold United States federal income taxes equal to 31% of the gross payments payable to a Non-United States Holder or his agent unless the Exchange Agent determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Exchange Agent before the payment a properly completed and executed IRS Form W-8BEN (or successor form). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Exchange Agent a properly completed and executed IRS Form W-8ECI (or successor form).

         A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States holder is qualified for a sale or exchange treatment or is otherwise able to establish that no tax or a reduced amount of tax is due.

SHAREHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR NOTES PURSUANT TO THE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE OFFER AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP OF ANY SENIOR NOTES RECEIVABLE IN CONNECTION WITH THE OFFER.

                           Forward Looking Statements

         This Offering Circular contains certain forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Commission or otherwise. Such statements may include, but not be limited to, estimates of the value of the Company's Preferred Stock, expectations as to future revenues and other results of operations, capital expenditures, plans for future operations, financing needs or plans, the Company's ability to service its debt obligations, and plans relating to products or services of the Company as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Offering Circular, including those contained in the section entitled "Risk Factors," and in the section entitled "Purposes and Effect of the Offer," describe factors, among others, that could contribute to or cause such differences. The Company undertakes no obligation to update any forward looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with a tender offer such as this Offer. As such, forward looking statements made in connection with the Offer will not be eligible for the safe harbor protection.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth Dynex' ratio of earnings to fixed charges on a historical basis for each of the five fiscal years ended December 31, 1997 through December 31, 2002 and the nine-months ended September 30, 2002.

---------------------------------------------------------------------------------------------------------------------

                                     Nine Months
                                        ended
                                     September 30
                                                                         Year Ended December 31,
                                   ----------------  ----------------------------------------------------------------

                                         2002        2001         2000          1999          1998          1997
---------------------------------------------------------------------------------------------------------------------

  Ratio of earnings to fixed            0.07:1      0.56:1      (3.18):1      (0.23):1       1.20:1        1.82:1
  charges (1)(2)(3)
---------------------------------------------------------------------------------------------------------------------

(1)  For purposes of computing the ratios, "earnings" consists of net income
     (loss) plus interest and debt expense and excludes fixed charges related to the collateralized bonds issued by the Company which are non-recourse to the Company. This sum is divided by fixed charges, which includes total interest and debt expense, to determine the ratio of available earnings to fixed charges.
(2) That ratio of earnings to fixed charges is below 1:1 in 2002, 2001, 2000 and 1999 due to non-cash charges associated with provision for losses and impairment and other charges. The shortfall for the ratio of earnings to fixed charges relative to a ratio of 1:1 was $1,985,000, $3,085,000, $91,863,000, and $75,135,000 for 2002, 2001, 2000 and 1999, respectively.
(3) The ratio of earnings to fixed charges on a pro forma basis, assuming the Senior Notes were issued effective as of January 1, 1997, was 0.04:1 for the nine months ended September 30, 2002, 0.40:1 for 2001, (2.81):1 for 2000, (0.22):1 for 1999, 1.16:1 for1998 and 1.76:1 for 1997, respectively.
     The shortfall for the ratio of earnings to fixed charges relative to a ratio of 1:1 was $4,120,000, $5,935,000, $94,713,000, and $77,985,000 for
     2002, 2001, 2000 and 1999, respectively.

                                    THE OFFER

         General

         We invite our shareholders to tender shares of our Preferred Stock to us under one of the three options set forth below. Tendering holders of Preferred Stock will not receive any dividends with respect to their shares, including unpaid dividends accumulated to date which will be cancelled. Shares of Preferred Stock must be tendered on the terms and subject to the conditions set forth in this Offer and in the related Letters of Transmittal included herewith.

         We are offering to acquire up to 492,425 shares (or such lesser number as are properly tendered) of Series A Preferred Stock, up to 662,944 shares (or such lesser number as are properly tendered) of Series B Preferred Stock, and up to 683,703 shares (or such lesser number as are properly tendered) of Series C Preferred Stock.

         Upon the terms of and subject conditions of the Offer, you can choose to receive the following for your shares of Preferred Stock:

         Option 1 (for consideration in Cash)

          o $24.00 in cash for each share of Series A Preferred Stock you tender, up to an aggregate maximum of $4,866,312 in cash for all shares of Series A Preferred Stock tendered for cash in the Offer and up to an aggregate maximum of 202,763 shares of Series A Preferred Stock;

          o $24.50 in cash for each share of Series B Preferred Stock you tender, up to an aggregate maximum of $6,687,937 in cash for all shares of Series B Preferred Stock tendered for cash in the Offer and up to an aggregate maximum of 272,977 shares of Series B Preferred Stock; and

          o $30.00 in cash for each share of Series C Preferred Stock you tender, up to an aggregate maximum of $8,445,750 in cash for all shares of Series C Preferred Stock tendered for cash in the Offer and up to an aggregate maximum of 281,525 shares of Series C Preferred Stock;

               Under this Option 1 (Cash), the per share cash amount to be received for each share of Preferred Stock tendered in the Offer is equal to 100% of the original issue price of such share of Preferred Stock;

          or

         Option 2 (for consideration in Senior Notes)

          o $25.20 in principal amount of our 9.50% Senior Notes due February 28, 2005 for each share of Series A Preferred Stock you tender, up to $7,299,475 in aggregate maximum principal amount of Senior Notes for all shares of Series A Preferred Stock tendered for Senior Notes in the Offer and up to an aggregate maximum of 289,662 shares of Series A Preferred Stock;

          o $25.725 in principal amount of the Senior Notes for each share of Series B Preferred Stock you tender, up to $10,031,900 in aggregate maximum principal amount of Senior Notes for all shares of Series B Preferred Stock tendered in the Offer for Senior Notes and up to an aggregate maximum of 389,967 shares of Series B Preferred Stock; and

          o $31.50 in principal amount of the Senior Notes for each share of Series C Preferred Stock you tender, up to $12,668,600 in aggregate maximum principal amount of Senior Notes for all shares of Series C Preferred Stock tendered in the Offer for Senior Notes and up to an aggregate maximum of 402,178 shares of Series C Preferred Stock;

               Under this Option 2 (Senior Notes), the per share principal amount to be received for each share of Preferred Stock tendered in the Offer is equal to 105% of the original issue price of such share of Preferred Stock. The Senior Notes will be issued in denominations of $25 or integral multiples thereof. In cases where the consideration for shares of each series you tender is not divisible, in the aggregate, by the $25 denomination, you will receive cash consideration for the amount in excess of the nearest $25 not to exceed $24.99. For a more detailed description of the terms of the Senior Notes being offered, please see "Description of Senior Notes;" or

         Option 3 (for a combination of consideration in Cash and Senior Notes)

               A combination of cash and Senior Notes in amounts which you designate in your Letter of Transmittal. Under this Option 3, with respect to the shares of each series of Preferred Stock you tender, you will designate the number of such tendered shares of such series for which you choose to receive cash (which cash shall be subject to Option 1) and you will designate the number of such tendered shares of such series for which you choose to receive Senior Notes (which Senior Notes shall be subject to Option 2).

         The number of shares being tendered for in the Offer is equal to approximately 49% of the shares of each series of our Preferred Stock currently outstanding.

         The Offer for the Preferred Stock provides preferred shareholders who elect to tender a premium over the market prices for the preferred stocks as of January 2, 2003, and provides greater liquidity for the holders of our Preferred Stock at such price levels. Under Option 1 (Cash) and Option 2 (Senior Notes) described above, the exchange price for the Series A Preferred Stock represented a premium of 6.67% and 12.00%, respectively, above the market price as of January 2, 2003, the exchange price for the Series B Preferred Stock represented a premium of 10.11% and 15.62%, respectively, above the market price as of January 2, 2003, and the exchange price for the Series C Preferred Stock represented a premium of 7.14% and 12.50%, respectively, above the market price as of January 2, 2003.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER--CONDITIONS TO THE OFFER."

         Shareholders tendering Preferred Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the Offer, stock transfer taxes on the acceptance of shares of Preferred Stock by Dynex. However, any tendering shareholder or other payee required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See "Certain United States Federal Income Tax Consequences." Dynex will pay all charges and expenses of Exchange Agent and the Information Agent incurred in connection with the Offer.

         Tendering holders of Preferred Stock will not receive any dividends with respect to such shares, including unpaid dividends accumulated to date which will be cancelled. There can be no assurance that holders that do not tender their shares will receive any dividends in the future.

         Tenders pursuant to the Offer may be withdrawn at any time prior to Tuesday, February 11, 2003, at 5:00 p.m., New York City time, the expiration time of the Offer (including any extensions), and, if not yet accepted for payment, after March 11, 2003.

         OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY US OR OUR BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF PREFERRED STOCK PURSUANT TO THE OFFER.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE.

         Any shareholder of record desiring to tender all or any portion of his, her or its shares should complete and sign the applicable Letter of Transmittal or a facsimile thereof in accordance with the instructions in the applicable Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Exchange Agent and either mail or deliver the stock certificates for such shares of Preferred Stock to the Exchange Agent (with all such other documents). A shareholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee (each, a "Nominee") must contact that Nominee if such shareholder desires to tender such shares. Nominees may also tender shares in accordance with the Automated Tender Offer Program procedures of The Depository Trust Company. Shareholders who desire to tender shares of Preferred Stock and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the Exchange Agent by the Expiration Time should tender such shares by following the procedures for guaranteed delivery set forth in the section entitled "The Offer--How to Tender." In addition, because the Senior Notes issued pursuant to this Offer will be issued in book-entry form only, if you desire to tender shares of Preferred Stock for Senior Notes, or elect to receive Senior Notes in the event of an oversubscription for cash consideration, you must have or establish an account with, and tender those shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of DTC. See "The Offer--How to Tender--Tender Procedure for Shareholders Tendering for Senior Notes."

         The Series A Preferred Stock is listed for trading on the Nasdaq National Market under the symbol "DXCPP." Dynex announced its intention to make the Offer after the close of the Nasdaq National Market on January 2, 2003. As of January 2, 2003 (the last trading day ending prior to such announcement), the closing per share sales price of the Series A Preferred Stock, as reported on the Nasdaq National Market, was $22.50. The Series B Preferred Stock is listed for trading on the Nasdaq National Market under the symbol "DXCPO." As of January 2, 2003, the closing per share sales price of the Series B Preferred Stock, as reported on the Nasdaq National Market, was $22.25. The Series C Preferred Stock is listed for trading on the Nasdaq National Market under the symbol "DXCPN." As of January 2, 2003, the closing per share sales price of the Series C Preferred Stock, as reported on the Nasdaq National Market, was $28.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE "PRICE RANGE OF PREFERRED STOCK."

         Dynex Capital, Inc. was incorporated on December 18, 1987 in Virginia and commenced operations in February 1988. Dynex is a financial services company which invests in a portfolio of securities and investments backed principally by single family mortgage loans, commercial mortgage loans, manufactured housing installment loans and delinquent property tax receivables. Currently, the Company's business operations primarily consists of managing its investment portfolio (which may include the sale of investments and/or the call and re-securitization of securities previously issued by Dynex or its affiliates), reinvesting the cash flow from its investment portfolio, and managing the collections on delinquent property tax receivables. During 2000 and 2001, Dynex incurred losses before any charges or benefits on its Preferred Stocks of approximately $91,863,000 and $3,085,000, respectively. During the nine months ended September 30, 2002, Dynex reported a net loss of $1,982,000 before any charges or benefits related to its Preferred Stocks. See "Business."

         Shareholders who tender for Senior Notes (and shareholders who elect to receive Senior Notes pursuant to the terms of this Offer in the event of an oversubscription of cash) will receive Senior Notes with the following rights compared to those associated with the ownership of Preferred Stock.

                      Preferred Stock                                              Senior Notes
Equity;  specified liquidation  preference senior to that    Debt;  right to  receive a  specified  principal  amount
of common  shareholders but junior to that of debtholders    with a claim on our assets  senior to holders of equity,
and  creditors,  plus  right to share in  future  capital    plus the  right  to  receive  interest,  but no right to
appreciation, if any;                                        capital appreciation;


No interest payable on Preferred Stock; however,  holders    Interest  payable at a rate of 9.50% per annum,  payable
of  Preferred  Stock  are  entitled  to  cumulative  cash    quarterly  in cash in  eight  equal  installments  until
dividends  prior  to  any  payment  of  dividends  on our    redemption or maturity;  principal  repayments  received
common  stock;  we  are in  arrears  in  the  payment  of    on  a  quarterly   basis   (subject  to  adjustment  for
dividends to holders of our Preferred Stock;                 redemptions and purchases);

Right to convert your shares to common stock;                No right of conversion;

Voting   rights   on   certain   matters   submitted   to    No voting rights; and
shareholders; and

Listed on The Nasdaq  Stock  Market and are subject to an    We intend to apply to list the Senior  Notes for trading
established trading market,  although the public float is    on the American  Stock  Exchange;  however,  even if the
relatively  low and the  historic  trading  activity  has    Senior Notes are listed on the American  Stock  Exchange
been thin.                                                   there is no assurance  that a liquid  trading  market in
                                                             the Senior Notes will develop.

         The foregoing table is set forth for comparative purposes only and does not take into account all factors relating to a comparison of the shares of Preferred Stock to the Senior Notes, nor does it take into account any factors relating to the tax consequences of accepting the Offer. For a more complete description of the Senior Notes and the Preferred Stock, see "Description of Senior Notes" and "Description of Capital Stock."
See also "Certain United States Federal Income Tax Consequences."

         Proration if Shares of Series of Preferred Stock Tendered Exceed Maximum; Limitations on Cash and Senior Notes Consideration

         We will accept up to an aggregate of 492,425 shares of Series A Preferred Stock, up to an aggregate of 662,944 shares of Series B Preferred Stock, and up to an aggregate of 683,703 shares of Series C Preferred Stock. This represents approximately 49% of the shares of each series of our Preferred Stock outstanding as of December 31, 2002. If the number of shares validly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to an aggregate 492,425 shares in the case of Series A Preferred Stock, less than or equal to 662,944 shares of its Series B Preferred Stock, or less than or equal to 683,703 shares of its Series C Preferred Stock (or such greater number of shares as Dynex may elect to accept in accordance with the Offer), Dynex will, upon the terms and subject to the conditions of the Offer, accept all shares of such series so tendered.

         If more shares of any series of Preferred Stock are tendered than we are offering to acquire (regardless of which form of consideration the tendering shareholders elect to receive), we will accept shares of such series that are validly tendered and not properly withdrawn prior to the expiration time of the Offer on a pro-rata basis, disregarding fractions that arise as a result of such pro-rationing, according to the number of shares of such series tendered by each holder of such series of Preferred Stock prior to the expiration time of the Offer. Thus, with respect to each oversubscribed series of Preferred Stock, we will accept from each holder tendering shares of such series that number of shares of such series equal to the total number of shares of such series tendered by such tendering holder multiplied by a fraction, the numerator of which is the total number of shares of such series sought by us in the Offer and the denominator of which is the total number of shares of such series tendered by all tendering holders. For purposes of the foregoing proration, shares tendered for cash and shares tendered for Senior Notes will be accepted based on the same pro rata percentage. Notwithstanding the foregoing, we reserve the right, in our sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by us does not exceed two percent (2%) of the issued and outstanding shares of such series of Preferred Stock, no extension of the Offer period and no further notice to the shareholders will be required or given. If we elect to accept excess tendered shares of a series, but less than all of the tendered shares of a series, then the shares of such series tendered shall be accepted on a pro-rata basis, as described above.

         Of the shares of each series of Preferred Stock that we are offering to acquire, we are only offering to pay a limited amount of cash for such shares and issue a limited aggregate maximum principal amount of our Senior Notes in exchange for such shares, as described elsewhere in this Offering Circular. With respect to tendered shares of each series of Preferred Stock that are accepted by us (after any proration that we may make in the event that more shares of such series are tendered than we are offering to acquire, as described above), if there is an oversubscription for cash and an undersubscription for Senior Notes, or vice versa, all holders whose tendered shares of such series of Preferred Stock are accepted by us and who elected the oversubscribed consideration will receive a portion of the oversubscribed consideration on a pro-rata basis, disregarding fractions that arise as a result of such pro-rationing, according to the number of shares of such series of Preferred Stock that were tendered for such oversubscribed consideration and accepted by us. Thus, if the cash or Senior Notes consideration that we are offering with respect to any series of Preferred Stock is oversubscribed, all holders whose tendered shares of such series are accepted by us and who elected the oversubscribed consideration will receive a portion of such oversubscribed consideration in exchange for that number of shares of such series equal to the total number of shares of such series tendered by such tendering holder for such oversubscribed consideration and accepted by us multiplied by a fraction, the numerator of which is the total number of shares of such series sought by us in the Offer for exchange for such oversubscribed consideration and the denominator of which is the total number of shares of such series tendered for such oversubscribed consideration by all tendering holders and accepted by us.

         Further, in the event that the consideration which you DID select is oversubscribed, you have the right to have the shares you tender and which we accept but which are not exchanged for the consideration that you selected for such shares (because of the oversubscription of the consideration you selected) automatically tendered for the consideration which you DID NOT select, AT YOUR OPTION AND IN LIEU OF RECEIVING BACK YOUR PORTION OF THE EXCESS SHARES TENDERED THAT ARE NOT EXCHANGED AS A RESULT OF THE OVERSUBSCRIPTION, by noting your desire to receive such consideration by checking the "Oversubscription Allocation" box on the Letter of Transmittal. If you so note this by checking the appropriate box on the Letter of Transmittal, your shares will FIRST be tendered under for the consideration that you selected, and, in the event that such consideration is oversubscribed, that portion of the excess shares you tendered and which are not exchanged for such oversubscribed consideration will be automatically tendered for the other consideration.

         If you validly tender shares of your Preferred Stock but fail to elect properly in your Letter of Transmittal the form of consideration which you wish to receive in the Offer, you will be deemed to have elected to receive cash for such tendered shares pursuant to Option 1 described in the Offer.

         As described under "Certain United States Federal Income Tax Consequences," the number of shares of a series that Dynex will accept from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the tendering shareholder and, therefore may be relevant to a shareholder's decision whether or not to tender shares.

         Executive Officer and Director Participation

         Certain members of the Board of Directors have informed the Company that they will participate in the Offer. At least one Director has indicated that he will tender a portion of his shares of Preferred Stock pursuant to Option 2. No executive officer of Dynex owns any Preferred Stock.

         Expiration Time, Extensions, Termination and Amendments

         The Offer will terminate at 5:00 p.m., New York City time, on Tuesday, February 11, 2003, unless extended by the Company in its sole discretion. During any extension of the Offer, all shares of Preferred Stock previously tendered and not yet exchanged will remain subject to the Offer (subject to withdrawal rights specified herein) and may be accepted for exchange by the Company. The later of 5:00 p.m., New York City time, on Tuesday, February 11, 2003, or the latest time and date to which the Offer may be extended by Dynex, is referred to herein as the "Expiration Time." The Company expressly reserves the right, at any time or from time to time, to extend the period of time for which the Offer is to remain open by giving oral or written notice to the Exchange Agent of such extension prior to 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will issue a press release by 9:00 a.m., New York City time, no later than the business day after the previous scheduled expiration time if we decide to extend the Offer.

         Dynex expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth herein under "The Offer--Conditions to the Offer" shall have occurred or shall be deemed by Dynex to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, and issuance of Senior Notes for, any shares by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. Dynex also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for, or issue Senior Notes for, any shares not previously accepted for payment or paid for, or with respect to which Senior Notes were issued or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified herein under "The Offer--Conditions to the Offer" by giving oral or written notice of such termination or postponement to the Exchange Agent and making a public announcement thereof. Dynex' reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Dynex must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of an Offer.

         Subject to compliance with applicable law, Dynex further reserves the right, in its sole discretion, and regardless of whether any of the events set forth herein under "The Offer--Conditions to the Offer" shall have occurred or shall be deemed by Dynex to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any material change to the terms of the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which Dynex may choose to inform shareholders, except as required by applicable law, Dynex shall have no obligation to publish, advertise or otherwise communicate any such change other than by making a release to the Dow Jones News Service. If Dynex materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Dynex will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) Dynex increases or decreases the price to be paid for shares, increases or decreases the number of shares being sought in the Offer or, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the number of outstanding shares of a series of Preferred Stock, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified herein, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         How to Tender

         A SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A NOMINEE MUST CONTACT THAT NOMINEE FOR INFORMATION ON HOW TO TENDER SHARES. ALL OTHER SHAREHOLDERS MUST COMPLY WITH THE PROCEDURES SET FORTH BELOW.

         Tender Procedures for Shareholders of Record. A Letter of Transmittal for the respective series is provided for use by shareholders of record tendering shares. To properly tender shares pursuant to the Offer, a shareholder of record must (i) complete and duly execute the Letter of Transmittal for the respective series (or facsimile thereof), in accordance with the instructions included within the Letter of Transmittal (together with a signature guarantee, if required, as well as any other documents required by the Letter of Transmittal) and deliver the same to the Exchange Agent at its address set forth on the back cover of this Offer which material must be received by the Exchange Agent prior to the Expiration Time, and (ii) either (A) deliver the stock certificate or certificates evidencing the tendered shares to the Exchange Agent at its address set forth on the back cover of this Offer, which certificate(s) must also be received by the Exchange Agent prior to the Expiration Time, or (B) comply with the guaranteed delivery procedures described below.

         Tender Procedures for Nominees. The Exchange Agent will establish an account with respect to the shares of each series subject to this Offer, for purposes of the Offer, at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer. Any Nominee that is a participant in the Book-Entry Transfer Facility's system may tender shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to the extent it is available to such participants for the shares they wish to tender by making book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. A shareholder tendering through ATOP must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder. In order to tender shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to the Expiration Time. Alternatively, Nominees may also complete the Letter of Transmittal and deliver shares as provided under "The Offer--How to Tender--Tender Procedures for Shareholders of Record" above.

         Tender Procedure for Shareholders Tendering for Senior Notes: The Senior Notes issued pursuant to this Offer will be issued in book-entry form only. See "Description of Senior Notes - Global Note; Book Entry Form" for a description of the book-entry nature of the Senior Notes. The Senior Notes will be issued solely in global form and be registered in the name of Cede & Company, Inc., the nominee of DTC. Consequently, shareholders who wish to tender any shares for Senior Notes, or who elect to receive Senior Notes in the instance of an oversubscription for cash consideration, must have or establish an account with, and tender those shares through, a broker, dealer, bank or other financial institution that either clears through or maintains a custodial relationship with a direct or indirect participant in the book entry and transfer system of DTC in order to be eligible to receive the Senior Notes. The DTC participant will then tender the shares on behalf of the shareholder using the procedures set forth above in "How to Tender-Tender Procedures for Nominees."

         DELIVERY OF THE LETTER OF TRANSMITTAL FOR A SERIES OF PREFERRED STOCK AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Signature Guarantees and Method of Delivery. No signature guarantee on the Letter of Transmittal is required: (i) if the Letter of Transmittal is signed by the shareholder(s) of record of the shares (which term, for purposes of this section, shall include any participant in the Book-Entry Transfer Facility) whose name appears on a security position listing as the owner of the shares tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the shareholder of record, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the shareholder of record appears on the certificate, with the signature guaranteed by an Eligible Institution.

         In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such shares (or a timely confirmation of the book-entry transfer of the shares into the Exchange Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) (unless such tender is made through ATOP) and any other documents required by the Letter of Transmittal or ATOP.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Guaranteed Delivery. If a shareholder desires to tender shares of Preferred Stock pursuant to the Offer and the shareholder's share certificates are not immediately available or cannot be delivered to the Exchange Agent prior to the Expiration time (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Exchange Agent prior to the Expiration time, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

                  (a) the tender is made by or through an Eligible Institution;

                  (b) the Exchange Agent receives by hand, mail, overnight courier, telegram or facsimile transmission, at or prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Dynex has provided with this Offer, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

                  (c) the certificates for all tendered shares of Preferred Stock, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Exchange Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal for such series (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Exchange Agent within three Nasdaq National Market trading days after the date of receipt by the Exchange Agent of the Notice of Guaranteed Delivery.

         Return of Tendered and Unaccepted Shares of Preferred Stock. If any tendered shares of Preferred Stock are not accepted, or if fewer than all shares evidenced by a shareholder's certificates are tendered, certificates for unaccepted shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

         Determination of Validity; Rejection of Shares of Preferred Stock; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Preferred Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Dynex, in its sole discretion, and its determination shall be final and binding on all parties. Dynex reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Dynex' counsel, be unlawful. Dynex also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and Dynex' interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Dynex. None of Dynex, the Exchange Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

         Tendering Shareholder's Representation and Warranty; Dynex Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Dynex that (a) the shareholder has a net long position in the shares of the series of Preferred Stock tendered or equivalent securities at least equal to the number of shares tendered, within the meaning of Rule 14e-4 promulgated by Commission under the Exchange Act and (b) such tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares of the series of Preferred Stock tendered or (y) other securities convertible into or exchangeable or exercisable for the shares of the series tendered and will acquire the shares of the series of Preferred Stock for tender by conversion, exchange or exercise and
(ii) will deliver or cause to be delivered the shares of the series tendered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Dynex' acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Dynex upon the terms and conditions of the Offer.

         Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Exchange Agent at (888) 422-8979, for instructions as to the documents which will be required to be submitted together with the respective Letters of Transmittal in order to receive certificate(s) representing the shares. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the Exchange Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL FOR SUCH SERIES OF PREFERRED STOCK AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE EXCHANGE AGENT AND NOT TO DYNEX. ANY SUCH DOCUMENTS DELIVERED TO DYNEX WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

         Withdrawal Rights

         Except as otherwise provided in this Section, tenders made pursuant to the Offer are irrevocable. Shares of Preferred Stock tendered pursuant to this Offer may be withdrawn:

          1.   at any time prior to the Expiration Time; or

          2.   if not yet accepted for payment, after March 11, 2003.

         For a withdrawal to be effective, the Exchange Agent must receive a notice of withdrawal in written, telegraphic or facsimile form in a timely manner at the appropriate address set forth on the back cover of this Offer and as set forth herein. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Exchange Agent, the name of the shareholder of record of such shares, as set forth in such certificates. If the certificates have been delivered to the Exchange Agent, the tendering holder of Preferred Stock must also submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on the shareholder's notice of withdrawal must be guaranteed by an Eligible Institution, as described previously (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the ATOP (book-entry transfer) procedures set forth "The Offer--How to Tender," the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

         All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Dynex in its sole discretion, and its determination shall be final and binding on all parties. None of Dynex, the Information Agent or the Exchange Agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

         Withdrawals may not be rescinded, and shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn shares, however, may be re-tendered before the Expiration Time by again following the procedures described under "The Offer--How to Tender."

         If Dynex extends the Offer, is delayed in its purchase of Preferred Stock or is unable to accept shares pursuant to the Offer for any reason, then, without prejudice to Dynex rights under the Offer, the Exchange Agent may, subject to applicable law, retain tendered shares on behalf of Dynex, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein.

         Acceptance of Shares of Preferred Stock for Exchange; Delivery of Cash and Senior Notes to be Exchanged

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, Dynex will accept for exchange shares properly tendered prior to the Expiration Time. Dynex shall pay the cash and issue the Senior Notes for shares of Preferred Stock that are properly tendered and not properly withdrawn (subject to the proration provisions and the other terms and conditions of the Offer and any required prorationing) only when, as and if it gives oral or written notice to the Exchange Agent of its acceptance of shares for exchange pursuant to the Offer. That notice, subject to the provisions of the Offer, may be given at any time after the Expiration Time.

         Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, Dynex will accept up to an aggregate of 492,425 shares of its Series A Preferred Stock, up to an aggregate 662,944 shares of its Series B Preferred Stock, and up to an aggregate 683,703 shares of its Series C Preferred Stock (subject to increase or decrease as provided in this Offering Circular) properly tendered or such lesser number of shares as are properly tendered and not properly withdrawn.

         Dynex will pay for shares purchased pursuant to the Offer by depositing the aggregate exchange price with the Exchange Agent, which will act as agent for the tendering shareholders for the purpose of receiving payment from Dynex and transmitting payment to the tendering shareholders. The Exchange Agent will pay the shareholders tendering for cash (other than The Depository Trust Company, which will be paid by wire transfer) for all purchased shares by check in the manner described in this Offering Circular promptly after the Expiration Time. The Senior Notes will be issued to DTC in the name of its nominee, Cede & Co., Inc., and the accounts of its participants appropriately credited. Payment of cash and issuance of the Senior Notes is expected to occur no later than the Closing Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY DYNEX BY REASON OF ANY DELAY IN MAKING PAYMENT. Certificates for all tendered shares not purchased, including shares not purchased due to proration, will be returned promptly after the Expiration Time or termination of the Offer to the tendering shareholder (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered the shares), without expense to the tendering shareholder. In addition, if certain events occur, Dynex may not be obligated to purchase any shares in the Offer. See "The Offer--Conditions to the Offer."

         Dynex will pay all stock transfer taxes, if any, payable on the transfer to it of shares acquired pursuant to the Offer by shareholders of record. However, if the Senior Notes are to be registered in the name of any person other than the shareholder of record, or if tendered certificates are registered in the name of any person other than the person signing the respective Letters of Transmittal, the amount of any stock transfer taxes (whether imposed on the shareholder of record or such other person) payable on account of the transfer to such person will be deducted from the exchange price (i.e., the cash paid or the principal amount of the Senior Notes issued in the Offer), unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

         ANY TENDERING SHAREHOLDER OF RECORD (OR OTHER PAYEE) WHO FAILS TO COMPLETE FULLY AND SIGN THE "SUBSTITUTE FORM W-9" INCLUDED AS PART OF THE RESPECTIVE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR

OTHER PAYEE PURSUANT TO THE OFFER. SEE "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

         Denominations

         The Senior Notes will be issued only in denominations of $25 and integral multiples thereof and we will issue cash in lieu of issuing Senior Notes in denominations less than $25.

         Conditions to the Offer

         An application has been filed with the Commission for qualification of the Indenture under which the Senior Notes will be issued under the Trust Indenture Act. The Offer is conditioned upon the Indenture being qualified under the Trust Indenture Act. In addition, notwithstanding any term of the Offer, prior to the Expiration Time, Dynex may, at its option, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, or the issuance of Senior Notes for, shares tendered pursuant to the Offer, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time prior to the Expiration Time any of the following events has occurred (or shall have been determined by Dynex to have occurred) and, in Dynex' judgment and in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Dynex) makes it inadvisable to proceed with the Offer or with such acceptance for payment:

                  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in Dynex' reasonable judgment, could (A) materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of Dynex and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Dynex or any of its subsidiaries or materially impair the contemplated benefits of the Offer to Dynex, (B) make the acceptance for payment of, or payment for, some or all of the tendered shares illegal or otherwise restrict or prohibit consummation of the Offer or (C) delay or restrict the ability of Dynex, or render Dynex unable, to accept for payment or pay for or issue Senior Notes for some or all of the tendered shares;

                  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Dynex or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Dynex reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

                  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency, authority or tribunal on, or any event that, in Dynex' reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Preferred Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Dynex, have a material adverse effect on Dynex' business, condition (financial or otherwise), assets, income, operations or prospects or the trading in the Preferred Stock,
(vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or
(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on January 2, 2003;

                  (d) a tender or exchange offer for any or all of the shares of any class of capital stock of Dynex (other than the Offer), or any merger, business combination or other similar transaction with or involving Dynex or any subsidiary, shall have been proposed, announced or made by any person;

                  (e) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of capital stock (other than any such person, entity or group who has a Schedule 13G on file with the Commission as of January 2, 2003 relating to share ownership in Dynex and does not acquire beneficial ownership of an additional 2% or more of any class of capital stock or effect a change in filing status to
Schedule 13D or (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have made a public announcement reflecting an intent to acquire Dynex or any of its subsidiaries or any of their respective assets or securities otherwise than in connection with a transaction authorized by the Board;

                  (f) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Dynex or its subsidiaries that, in Dynex reasonable judgment, is or may be material to Dynex or its subsidiaries; or

                  (g) Dynex determines that the consummation of the Offer and the acquisition of shares of a series of Preferred Stock may cause such series of Preferred Stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act or adversely affects Dynex ability to qualify as a real estate investment trust.

         Any determination by Dynex concerning any events described in this section and any related judgment or decision by Dynex regarding the inadvisability of proceeding with the acquisition of, or the payment for, or the issuance of Senior Notes for, any shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Dynex and may be asserted by Dynex in circumstances giving rise to those conditions or may be waived by Dynex in whole or in part. Dynex' failure at any time to exercise any of the foregoing shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the Offer, other than receipt of any necessary government approvals, will be satisfied or waived prior to the Expiration Time.

         Source and Amount of Funds.

         The cash to be paid in connection with this Offer for validly tendered shares of Preferred Stock, as well as for the costs and expenses of this Offer, will come from cash on hand, or funds generated in the ordinary course of business. At December 31, 2002, our cash and cash equivalents were approximately $15,000,000 (unaudited). We expect to pay the interest and repay the principal on the Senior Notes from cash flow generated by our investment portfolio. For the quarter ended December 31, 2002, our investment portfolio produced a cash flow of approximately $13,000,000 (unaudited).

         Exchange Agent

         The name and address of the Exchange Agent are set forth on the back cover of this Offering Circular.

         Information Agent

         The name and address of the Information Agent are set forth on the back cover of this Offering Circular.

LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO THE INFORMATION AGENT. See "The Offer--How to Tender."

         No Financial Advisor

         No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the Offer to holders of the Company's Preferred Stock or to solicit exchanges of Preferred Stock for Senior Notes.

         Exemption from Registration Requirements

         The shares of Preferred Stock to be included in the Offer are being offered pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under
Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, if tendering shareholders tender shares of Preferred Stock that are "restricted securities" within the meaning of Rule 144 under the Securities Act, the Senior Notes tendering shareholders will receive in the Offer will not be freely tradable and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144(k) under the Securities Act. If the shares of Preferred Stock tendering shareholders tender are not so "restricted," the Senior Notes that tendering shareholders receive will be freely tradable.

         Certain Legal Matters; Regulatory Approvals

         Dynex is not aware of any license or regulatory permit material to Dynex business that is reasonably likely to be adversely affected by Dynex acquisition of shares of Preferred Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority, agency, or tribunal, domestic or foreign, that would be required for the acquisition or ownership of shares by Dynex as contemplated herein. Should any such approval or other action be required, Dynex presently contemplates that such approval or other action will be sought or taken. Dynex is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Dynex business. Dynex' obligations under the Offer to accept for payment, and pay for and issue Senior Notes for, shares are subject to certain conditions. See "The Offer--Conditions to the Offer."

         Miscellaneous Matters

         Dynex is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Dynex becomes aware of any jurisdiction where the making of the Offer or the acceptance or purchase of the shares is not in compliance with any valid applicable law, Dynex will make a good faith effort to comply with such law. If, after such good faith effort, Dynex cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Dynex behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, Dynex has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Available Information."

         Payment of Expenses

         The Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Preferred Stock. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Offer.

         Dynex has retained MacKenzie Partners, Inc. to act as Information Agent and Wachovia Bank, N.A. to act as Exchange Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, telex, telegraph and personal interviews and may request Nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Exchange Agent will each receive reasonable and customary compensation for their respective services.

         No fees or commissions will be payable by Dynex to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. A shareholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such shareholder tenders shares through such Nominee and not directly to the Exchange Agent. Dynex will, however, upon request, reimburse Nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No Nominee has been authorized to act as the agent of Dynex, the Information Agent or the Exchange Agent for purposes of the Offer. Dynex will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided under "The Offer--Acceptance of Shares of Preferred Stock for Exchange; Delivery of Senior Notes to be Exchanged" or Instruction 6 in the Letter of Transmittal.


                        PURPOSES AND EFFECTS OF THE OFFER

         Our Board of Directors believes the Offer gives holders of each series of Preferred Stock desiring to sell their shares of Preferred Stock the opportunity to liquidate a portion (or all if no proration applies) of their holdings of the Preferred Stock at respective exchange prices representing a premium to the current market price of each series of Preferred Stock, as set forth in the table below based on the closing price of each series of Preferred
Stock on January 2, 2003, the last trading day ending before the announcement of the Offer.

                                         Option 1       Option 2     Closing Price    Option 1    Option 2
                                           Cash       Senior Notes  January 2, 2003    Premium     Premium
                                        Price/Share   Price/Share
         Series A Preferred Stock       $24.00       $25.200             $22.50         6.67%      12.00%
         Series B Preferred Stock       $24.50       $25.725             $22.25        10.11%      15.62%
         Series C Preferred Stock       $30.00       $31.500             $28.00         7.14%      12.50%




         In addition, our Board believes the Offer should provide greater liquidity for holders of the Preferred Stock at the price levels represented by the respective exchange prices. The table below sets forth (i) the recent monthly trading volume of each series of Preferred Stock on the Nasdaq National
Market during the months of October, November, and December 2002, and (ii) the percentage of the number of shares outstanding represented by the annualized volume (based upon such three month period). In the aggregate, if the Offer is fully subscribed, the shares of Preferred Stock to be purchased pursuant to the Offer represents approximately 320% of such annualized trading volume.


                                           Trading Volume 2002                             Annualized as %
                                     October    November    December      Total         of Shares Outstanding
     Series A Preferred Stock          25,800      3,135      13,580       42,515            17.1%
     Series B Preferred Stock          23,945      9,593      22,425       55,963            16.2%
     Series C Preferred Stock          20,768      9,870      14,510       45,148            13.1%
                                    -------------------------------------------------------------------------------
     Total:                            70,513     22,598      50,515      143,626            15.3%



         While giving holders of Preferred Stock desiring such liquidity the opportunity to sell their Preferred Stock at a premium to the market prices as described above, the Offer also permits us to purchase shares of Preferred Stock tendered pursuant to the Offer at a substantial discount from the liquidation preference provided for in the articles of amendment governing the terms of the Preferred Stock. In the event of liquidation, the holders of all series of Preferred Stock will be entitled to receive out of our assets, prior to any such distribution to our common shareholders, the issue price per share of the series in cash, plus any accrued and unpaid dividends.

         Assuming that the Offer is fully subscribed, on a pro-forma basis, as of September 30, 2002, total shareholders' equity would have declined from $234,142,578 to $184,142,578; the aggregate liquidation preference of the Series A Preferred Stock would have declined from $30,773,019 to $15,497,972; the aggregate liquidation preference of the Series B Preferred Stock would have declined from $43,456,567 to $22,560,685; the aggregate liquidation preference of the Series C Preferred Stock would have declined from $53,624,663 to $27,124,868; the aggregate liquidation preference for all series of Preferred Stock will decline from $127,854,248 to $65,183,525; and the book value per common share inclusive of accrued and unpaid preferred dividends, will increase from $9.77 to $10.99 per share.

         In addition, the retirement of the tendered shares of the Preferred Stock at a discount to their respective full liquidation preferences will improve the ratio of net assets available to satisfy the liquidation preference of the shares of Preferred Stock that are not tendered in the Offer.

         The Offer provides to shareholders the opportunity to dispose of those shares at a premium to the market prices as of January 2, 2003 and without the usual transaction costs associated with open market sales, where those shares are tendered by the shareholder of record directly to the Exchange Agent. The Offer also may provide such shareholders greater liquidity for their Preferred Stock than otherwise what is generally available in the market. A shareholder whose shares are held through a Nominee should contact such Nominee to determine whether any transaction costs apply to any sales of Preferred Stock pursuant to the Offer. In addition, the Offer gives shareholders the opportunity to dispose of their Preferred Stock at prices greater than the market prices prevailing prior to the announcement of the Offer. Shareholders are urged to obtain current market quotations for their shares. See "Price Range of Preferred Stock." The Offer also allows shareholders to dispose of a portion of their shares while retaining a continued equity interest in Dynex.

         In determining whether to tender shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their shares in the future on the Nasdaq National Market or otherwise, including in connection with any subsequent tender offer or any subsequent sale, merger or liquidation of Dynex (none of which is currently contemplated), at a net price higher than the respective exchange prices. See "Price Range of Preferred Stock." Dynex can give no assurance, however, as to the price at which a shareholder may be able to sell non-tendered shares in the future.

         THE BOARD HAS APPROVED THE OFFER AND BELIEVES THAT IT PROVIDES HOLDERS OF PREFERRED STOCK DESIRING TO DISPOSE OF SOME OR ALL OF THEIR SHARES A REASONABLE OPPORTUNITY TO DO SO AT A PREMIUM TO THE CLOSING PRICE OF THE RESPECTIVE SERIES OF PREFERRED STOCK ON JANUARY 2, 2003. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF DYNEX OR ITS BOARD MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY DYNEX OR ITS BOARD TO MAKE ANY SUCH RECOMMENDATIONS. CERTAIN MEMBERS OF THE BOARD OF DIRECTORS OF DYNEX HAVE INFORMED DYNEX THAT THEY WILL PARTICIPATE IN THE OFFER.

         Shares of Preferred Stock that Dynex acquires under the Offer will be cancelled. At the present time, Dynex has no plans for the issuance of additional shares of Preferred Stock.

         Except as otherwise disclosed in this document, Dynex has no plans, proposals or negotiations that relate to or would result in:

          o any extraordinary transaction, such as a merger, reorganization or liquidation, involving Dynex or any of its subsidiaries;

          o any purchase, sale or transfer of a material amount of assets of Dynex or any of its subsidiaries;

          o any change in the present policy to pay dividends only out of taxable income, or, if applicable, as required to maintain its status as a real estate investment trust;

          o any class of equity securities of Dynex being delisted from a national securities exchange;

          o any class of equity securities of Dynex becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

          o any change in the present board of directors or management of Dynex, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

          o any other material change in Dynex corporate structure or business;

          o the suspension of Dynex obligation to file reports under the Exchange Act; the acquisition by any person of additional securities of Dynex or the disposition of securities of Dynex; or

          o any change in Dynex articles of incorporation and bylaws or other governing instruments or other actions which could impede the acquisition of control of Dynex.

         Dynex has offered for sale its interest in certain subordinated collateralized bonds the Company retained from a securitization of commercial mortgage loans by its subsidiary Commercial Capital Access One. The subordinated collateralized bonds being offered are from Series 2 of CCA One. As the bonds being offered for sale are subordinated bonds, the Company has also offered for sale its entire ownership in Series 2, which, if sold, would result in the de-consolidation of Series 2. Accordingly, if Series 2 is de-consolidated, the carrying value of collateral for collateralized bonds would decline by approximately $296,194,000 and the carrying value of collateralized bonds would decline by approximately $290,668,000. To date, no acceptable offers for the subordinated bonds in Series 2 have been received.

         Dynex has received and may continue to receive proposals from third parties regarding the possible sale of Dynex, and/or the infusion of capital into Dynex in the form of either a subordinated debt instrument or a new series of preferred stock. To the extent Dynex were to be sold to a third party, it could be at prices for the Preferred Stock that exceed the amounts offered hereunder. Further, Dynex could agree to an investment from a third party in the form of subordinated debt or preferred stock, the proceeds of which could be used for future tenders on Preferred Stock at prices higher than offered herein.

         For holders of a series of Preferred Stock who do not tender shares of such series, there is no assurance that the price of such series of Preferred Stock will not trade below the price currently being offered by Dynex pursuant to the Offer. For holders of a series of Preferred Stock who do tender, there is no assurance that the trading price of such series of Preferred Stock will not increase as a result of the Offer and at some point exceed the respective purchase price offered in the Offer. Dynex believes that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares of each series. The shares of each series are registered under the Exchange Act, which requires, among other things, that Dynex furnish certain information to its holders of Preferred Stock and to the Commission and comply with the Commission's proxy rules in connection with meetings of holders of the Preferred Stock.


                                 CAPITALIZATION

         The following table sets forth our capitalization at September 30, 2002 and pro forma information to give effect to the payment of cash pursuant to the Offer and the exchange of Senior Notes, assuming the maximum number of shares tendered, as if such tender and exchange had occurred on September 30, 2002 at the prices offered herein in this Offering.


                                                                                        September 30, 2002
                                                                           ---------------------------------------------
  (dollars in thousands, except share data)                                      Actual                 As Adjusted
                                                                           -------------------        -----------------
  Total Debt:
    Non-recourse debt - collateralized bonds.............................       $ 2,098,202              $ 2,098,202
    Recourse debt........................................................                94                       94
    Senior Notes.........................................................                 -                   30,000
                                                                           -------------------        -----------------
      Total debt.........................................................       $ 2,098,296              $ 2,128,296
                                                                           -------------------        -----------------


   Shareholders' Equity:
    Preferred Stock, par value $.01 per share,
         50,000,000 shares authorized;
           9.75% Cumulative Convertible Series A,
           992,038 and 499,612 shares issued and outstanding                      $  22,658                  $11,411
            ($30,773 and $15,498 aggregate liquidation preference)
           9.55% Cumulative Convertible Series B,
           1,378,707 and 715,763 shares issued and outstanding                                                16,755
             ($43,456 and $22,561 aggregate liquidation preference)                  32,273
           9.73% Cumulative Convertible Series C
           1,383,532 and 699,829 shares issued and outstanding                       39,655                   20,059
             ($53,625 and $27,125 aggregate liquidation preference)
    Common stock, par value $.01 per share, 100,000,000 shares
         authorized; 10,873,903 issued and outstanding ..................               109                      109
    Additional paid in capital...........................................           364,743                  361,104
    Net unrealized gain on investments available-for-sale................           (19,612)                 (19,612)
    Accumulated deficit..................................................          (205,684)                (205,684)
                                                                           -------------------        -----------------
      Total shareholders' equity.........................................           234,142                  184,142
                                                                           -------------------        -----------------
        Total capitalization.............................................        $2,332,438               $2,312,438
                                                                           ===================        =================


                         PRICE RANGE OF PREFERRED STOCK

         Our shares of Preferred Stock are listed for trading on the Nasdaq
National Market under the symbol "DXCPP" for the Series A Preferred Stock,
"DXCPO" for the Series B Preferred Stock, and "DXCPN" for the Series C Preferred
Stock. The following table sets forth for the calendar quarters indicated the range of the high and low sale prices for each series of Preferred Stock on the Nasdaq National Market since the first quarter of 2000.

                                                                         STOCK PRICES
                                                 SERIES A                    SERIES B                 SERIES C
                                            HIGH       LOW              HIGH          LOW         HIGH         LOW
2000
1st Quarter                             $   14.25    $    7.00       $   14.88    $   6.88     $   16.75   $    8.81
2nd Quarter                                  9.00         3.00            9.00        2.44         11.25        3.50
3rd Quarter                                  9.50         4.40           10.00        4.50         11.50        4.88
4th Quarter                                 10.00         5.25            9.75        6.25         11.00        7.06

2001
1st Quarter                             $   12.25    $    6.63       $   12.31    $   7.00     $   13.25   $    7.81
2nd Quarter                                 12.90        10.15           12.60        9.93         15.55       12.05
3rd Quarter                                 14.20        11.40           14.40       11.89         18.00       13.97
4th Quarter                                 16.90        15.90           17.09       16.20         21.10       20.00

2002
1st Quarter                             $   18.80    $   15.63       $   19.00    $ 15.85      $   23.00   $   20.00
2nd Quarter                                 22.75        18.46           22.75      18.40          28.25       22.50
3rd Quarter                                 22.25        20.50           22.46      21.00          28.00       24.60
4th Quarter                                 22.50        20.41           22.25      20.50          28.00       25.70

         On January 2, 2003, the last trading day ending prior to the announcement of the Offer, the closing per share sales price of the Series A Preferred Stock, as reported on the Nasdaq National Market, was $22.50. As of January 2, 2003, the exchange price of $24.00 per share for cash or $25.20 per share for Senior Notes for the Series A Preferred Stock represented a premium of 6.67% and 12.00%, respectively, above the market price. As of January 2, 2003, the closing per share sales price of the Series B Preferred Stock was $22.25. As of January 2, 2003, the exchange price of $24.50 per share for cash or $25.725 per share for Senior Notes for the Series B Preferred Stock represented a premium of 10.11% and 15.62%, respectively, above the market price. As of January 2, 2003, the closing per share sales price of the Series C Preferred Stock was $28.00. As of January 2, 2003, the exchange price of $30.00 per share for cash or $31.50 per share for Senior Notes for the Series C Preferred Stock represented a premium of 7.14% and 12.50%, respectively, above the market price. YOU SHOULD OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES AND CONSULT AN INDEPENDENT FINANCIAL ADVISOR.

                                    DIVIDENDS

         Dividends on the Preferred Stock are cumulative and equal, per share, to the greater of (i) the per quarter base rate of $0.585 for Series A Preferred Stock and Series B Preferred Stock, and $0.73 for Series C Preferred Stock, or
(ii) one-half times the per share quarterly dividend declared on our common stock. During the first two quarters of 1999, we declared dividends in the aggregate amount of $1.17 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $1.46 per share on our shares of Series C Preferred Stock. During 2000, we did not declare any dividends. During the second quarter of 2001, we declared dividends of $0.2925 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $0.3649 per share on our shares of Series C Preferred Stock. During the third quarter of 2002, we declared dividends of $0.2925 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $0.3651 per share on our shares of Series C Preferred Stock. The second quarter 2001 dividend and the third quarter 2002 dividend were both declared in order for us to maintain our status as a real estate investment trust. We have not declared a dividend on any shares of our Preferred Stock since the third quarter of 2002.

         As of September 30, 2002, the total amount of dividends in arrears on the Series A Preferred Stock was $6,964,107 ($7.02 per Series A Preferred Stock share), on the Series B Preferred Stock $9,678,245 ($7.02 per Series B Preferred Stock share), and on the Series C Preferred Stock $12,118,703 ($8.76 per Series C Preferred Stock share). The aggregate amount of the tender offers for the Preferred Stock is approximately $20,000,000 in cash and approximately $30,000,000 in principal amount of Senior Notes.

                                    BUSINESS

General

         We are a financial services company, which invests in a portfolio of securities and investments backed principally by single family mortgage loans, commercial mortgage loans, and manufactured housing installment loans. These loans have been pooled and pledged (i.e., securitized) as collateral for collateralized bonds ("collateralized bonds") which provided long-term, non-recourse, financing for these loans while limiting the Company's overall credit, interest rate and liquidity risk. We also invest in and service pools of delinquent property tax receivables. We have elected to be treated as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and, as such, must distribute substantially all of our taxable income to shareholders. Provided that we meet all of the prescribed Internal Revenue Code requirements for a REIT, we will generally not be subject to federal income tax.

         We are actively managing our current investment portfolio, and are actively servicing our delinquent property tax portfolios. We are not generating additional investments other than through the "call" of adjustable-rate and fixed-rate single-family mortgage pass-through securities previously issued and sold by the Company. We own the right to call these securities, at our option, once the outstanding balance of such securities reaches a call "trigger," generally either 10% or less of the original amount issued or a specified date. The aggregate callable balance of such securities at the time of the projected call is approximately $131,751,000, relating to 10 securities. These securities are estimated to reach their call "triggers" over the ensuing 24-months. We have the right to call these securities at par, and may or may not elect to call one or more of these securities when eligible based on the value of the underlying securities. During the year ended December 31, 2002, we initiated the call of seventeen securities with a balance of $163,785,000. We also own the right to purchase or redeem generally by class the collateralized bonds on our balance sheet once the outstanding balance of such bonds reaches 35% or less of the original amount issued or a specified date. We may or may not elect to call these collateralized bonds, depending on the current interest-rate environment at the time of the call and the performance of the underlying loans. If we elect not to call the collateralized bonds as they become eligible, the coupon on the bonds will increase. Collateralized bonds which are expected to be callable in the three-year period ending December 31, 2005, approximating $550,000,000 at the anticipated call date, will increase in coupon on a weighted-average basis of 0.54% per annum if not called by the Company.

         Our investment portfolio continues to generate reasonable cash flow, and we have been evaluating various new business alternatives to re-deploy this cash flow in an effort to improve shareholder value, including the possible acquisition of a depository institution. Although our Board of Directors has not yet concluded its evaluation as to a new business strategy for the Company, our Board has determined that it should evaluate alternatives with respect to the Preferred Stock as part of the process. The pursuit of any strategy is subject to the outcome of our Board's evaluation, but it is the Company's belief that a new business strategy may be the best use of the Company's available capital on a go-forward basis after the completion of this Offer. In particular, the Board is assessing whether various alternatives related to the Preferred Stock would be beneficial to our shareholders when considering the associated risks and potential returns in light of other strategic alternatives. With respect to the possible acquisition of a depository institution as previously disclosed, it is the Board's view that it would likely seek some resolution of the Preferred Stock dividends in arrears before we would move forward with an acquisition of a depository institution, although no assurance can be given that any resolution could be attained.

         This "Business" section should be read in conjunction with the "Business" sections contained in our 2001 Annual Report on Form 10-K and our Third Quarter 2002 Quarterly Report on Form 10-Q, which are incorporated by reference and enclosed with this Offering Circular. If any statement contained in the 10-K or the 10-Q enclosed with this Offering Circular is modified or superseded by a statement in this Offering Circular, or any amended filings to this Offering Circular, such statement contained in the enclosed 10-K or 10-Q will be deemed for the purposes of this Offering Circular, or any amended filing, to have been modified or superseded by the statement in this Offering Circular, or the amended filing, and the statement contained in the enclosed 10-K or the 10-Q is incorporated by reference herein only as modified or to the extent it is not superseded.

                               MANAGEMENT OF DYNEX

Our executive officer and his position is as follows:

               Name              Age                Position(s) Held

Stephen J. Benedetti             40          Executive  Vice  President, Chief
                                             Financial Officer and Secretary

         The position of President is currently vacant. Please see our Notice and Proxy Statement dated April 29, 2002 enclosed herewith, for a description of our management and Board of Directors, related party transactions, and compensation provided to such persons. Executive officers serve at the discretion of the Company's Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. The relative rights of our common stock and Preferred Stock are defined by our Amended Articles of Incorporation as well as by our Amended By-laws and the Virginia Stock Corporation Act. Set forth below is summary of the relative rights of our common stock and Preferred Stock.

COMMON STOCK

         Subject to the rights of holders of any series of Preferred Stock which may from time to time be issued, holders of common stock are entitled to one vote per share on matters acted upon at any shareholders' meeting, including the election of directors, and to dividends when, as and if declared by the board of directors out of funds legally available therefor. We have not paid any dividends on our common stock since 1998. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of Dynex, each holder of common stock is entitled to share ratably in all of our assets remaining after the payment of liabilities and any amounts required to be paid to holders of preferred stock, if any. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Dynex. All shares of common stock now outstanding are be fully paid and non-assessable. The common stock is traded on the New York Stock Exchange under the ticker symbol "DX." As of January 2, 2003, there were approximately 3,662 holders of record of common stock and we have issued and outstanding 10,873,903 shares of common stock. This number was derived from our shareholder records, and does not include beneficial owners of the our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

PREFERRED STOCK

         Our Board of Directors is authorized to issue shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. As of the close of business January 2, 2003, we have issued and outstanding 992,038 shares of Series A Preferred Stock, 1,378,707 shares of Series B Preferred Stock and 1,383,532 shares of Series C Preferred Stock.

         The Series A Preferred Stock is listed and traded on the Nasdaq National Market under the symbol "DXCPP." As of January 2, 2003 (the last trading day ending prior to the announcement of the Offer), the closing per share sales price of the Series A Preferred Stock, as reported on the Nasdaq National Market, was $22.50. Shareholders are encouraged to obtain current market quotations of the Series A Preferred Stock. The 492,425 shares of Series A Preferred Stock that Dynex is offering to accept in this Offer represented approximately 49.6% of the outstanding Series A Preferred Stock as of January 2, 2003, the most recent practicable date prior to the announcement of the Offer.

         The Series B Preferred Stock is listed and traded on the Nasdaq National Market under the symbol "DXCPO." As of January 2, 2003 (the last trading day ending prior to the announcement of the Offer), the closing per share sales price of the Series B Preferred Stock, as reported on the Nasdaq National Market, was $22.25. Shareholders are encouraged to obtain current market quotations of the Series B Preferred Stock. The 662,944 shares of Series B Preferred Stock that Dynex is offering to accept in this Offer represented approximately 48.1% of the outstanding Series B Preferred Stock as of January 2, 2003, the most recent practicable date prior to the announcement of the Offer.

         The Series C Preferred Stock is listed and traded on the Nasdaq National Market under the symbol "DXCPN." As of January 2, 2003 (the last trading day ending prior to the announcement of the Offer), the closing per share sales price of the Series C Preferred Stock, as reported on the Nasdaq National Market, was $28.00. Shareholders are encouraged to obtain current market quotations of the Series C Preferred Stock. The 683,703 shares of Series C Preferred Stock that Dynex is offering to accept in this Offer represented approximately 49.4% of the outstanding Series C Preferred Stock as of January 2, 2003, the most recent practicable date prior to the announcement of the Offer.

         For a description of dividends with respect to the Preferred Stock, see "Dividends."

         Shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are convertible at any time at the option of the holder. Two shares of Preferred Stock are convertible into one share of common stock. In April 2002, one holder of Series B Preferred Stock converted 100 shares of Series B Preferred Stock into 50 shares of Dynex common stock. No other shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were converted during 2002 or 2001.

         Each series is redeemable by us at any time, in whole or in part at a rate of (i) two shares of preferred stock for one share of common stock, plus accrued and unpaid dividends, provided that for 20 trading days within any period of 30 consecutive trading days, the closing price of the common stock equals or exceeds two times the issue price, or (ii) for cash at the issue price, plus any accrued and unpaid dividends.

         In the event of liquidation, the holders of all series of Preferred Stock will be entitled to receive out of our assets, prior to any such distribution to our common shareholders, the issue price per share of the series in cash, plus any accrued and unpaid dividends. As of September 30, 2002 and December 31, 2001, the total liquidation preference on the Preferred Stock was $127,854,248 and $121,866,547 respectively, and the total amount of dividends in arrears on Preferred Stock were $28,761,055 and $22,770,904 respectively.

         In 2001, we completed two separate tender offers for our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, resulting in the purchase of 1,307,118 shares of our Preferred Stock, consisting of 317,023 shares of Series A Preferred Stock, 533,627 shares of Series B Preferred Stock and 456,468 shares of Series C Preferred Stock, for an aggregate purchase price of $19,998,368 and which had an aggregate issue price of $34,376,454, a book value of $32,819,259 and including dividends in arrears, a liquidation preference of $40,854,027.



               EXECUTIVE OFFICER AND DIRECTOR BENEFICIAL OWNERSHIP

         Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of Preferred Stock as of December 31, 2002, by each director and executive officer of Dynex owning any Preferred Stock and by all such directors and executive officers as a group.
Unless otherwise specified in the table, the business address for each of the following persons is 4551 Cox Road, Suite 300, Glen Allen, Virginia 23060.

-----------------------------------------------------------------------------------------------------------------------
                           No. of                         No. of                        No. of
  Name of Beneficial      Shares of      Percent of     Shares of      Percent of      Shares of        Percent of
        Owner             Series A        Series A       Series B       Series B       Series C     Series C Preferred
                          Preferred      Preferred      Preferred      Preferred       Preferred
-----------------------------------------------------------------------------------------------------------------------

Leon A. Felman,                     0      0.00%                0        0.00%            28,470          2.06%
Director (1)

Barry Igdaloff,                62,000      6.25%           61,000        4.42%            52,500          3.79%
Director(2)
Eric P. Von der                     0      0.00%           27,500        1.99%            42,500          3.07%
Porten, Director(3)

All Directors as a             62,000      6.25%           88,500        6.42%           123,470          8.92%
group
-----------------------------------------------------------------------------------------------------------------------

(1) Includes 11,670 shares of Series C Preferred Stock owned of record by Homebaker Brand Profit Sharing Plan, of which Mr. Felman is the trustee; 11,310 shares of Series C Preferred Stock owned of record by The Leon A. Felman Keogh Profit Sharing Plan, of which Mr. Felman is the trustee; 350 shares of Series C Preferred Stock owned of record by The Felman Family Trust, of which Mr. Felman is the trustee; and 980 shares of Series C Preferred Stock owned of record by HLF Corporation, of which Mr. Felman is an officer.

(2) Includes 41,600 shares of Series A Preferred Stock, 34,700 shares of Series B Preferred Stock and 10,100 shares of Series C Preferred Stock owned by clients of Rose Capital of which Mr. Igdaloff is the sole proprietor.

(3) Includes 27,500 shares of Series B Preferred Stock and 42,500 shares of Series C Preferred Stock owned of record by Leeward Capital, L.P. Mr. Von der Porten is the managing member of Leeward Investments, LLC, the general partner of Leeward Capital, L.P.
--------------------------------------------------------------------------------

To the best knowledge of Dynex, no executive officer or director has effected any transaction in the Preferred Stock during the past 60 days.

                           DESCRIPTION OF SENIOR NOTES

         The Senior Notes are to be issued under an Indenture, to be dated as of the Closing Date, between us and Wachovia Bank, N.A., as trustee. A copy of the Senior Note Indenture is available from us upon request and is on file with the Commission. The following summaries of certain provisions of the Senior Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Senior Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Offering Circular. Wherever particular provisions or defined terms of the Senior Note Indenture (or of the form of Senior Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety.

GENERAL

         The Senior Notes will represent general unsecured senior obligations of the Company and have no conversion rights. The Senior Notes will be limited to $30,000,000 aggregate principal amount, will be issued in book entry form only, in denominations of $25.00 in original principal amount or any integral multiple thereof and will mature on February 28, 2005, unless earlier redeemed at the option of the Company or repurchased at the option of the Senior Note holder upon a change of control.

         The Senior Notes bear interest from the Closing Date, at an annual rate of 9.50% on the outstanding principal balance. Payments of principal on the Senior Notes in the amount of $3.125 (or such lesser principal amount as is then outstanding) per each $25 of principal amount on each Senior Note will be made each quarter until paid in full. Payments of principal and interest will be made quarterly in arrears in cash on each of February 28, May 31, August 31 and November 31, commencing May 31, 2003, to holders of record at the close of business on the preceding February 15, May 15, August 15 and November 15, respectively. Payments of principal will be made at the office of the Senior Notes Trustee in Richmond, Virginia. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The Senior Notes are unrated.

GLOBAL NOTE; BOOK ENTRY FORM

         The Senior Notes will be issued solely in global form. A recipient of Senior Notes pursuant to this Offer will receive a beneficial interest in an unrestricted global note. The global note will be issued to DTC, and registered in the name of Cede as DTC's nominee, and shall be deposited with Wachovia Bank, N.A., as custodian for Cede. Upon issuance of the global note, DTC will credit, on its book-entry registration and transfer systems, the respective principal amounts of the Senior Notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through participants. Owners of beneficial interests in the global note will not receive certificates representing their ownership interests in the Senior Notes, except in the event use of the book-entry system for the Senior Notes is discontinued. Except as set forth below, the record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         Payment of principal and interest on and the redemption and repurchase price of the global note will be made to Cede, the nominee for DTC, as registered owner of the global note, by wire transfer of immediately available funds on each principal and interest payment date, each redemption date and each repurchase date, as applicable. None of the Company, the trustee or any paying agent will have any responsibility or liability for:

          o any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note; or

          o for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         We have been informed by DTC that, with respect to any payment of principal of or interest on, or the redemption or repurchase price of, the global note, DTC's practice is, upon receipt of payment, to credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Because DTC can only act on behalf of participants, who in turn act on behalf of persons who hold interests through them and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company nor the trustee (or any registrar or paying agent under the Indenture) will have responsibility for the performance of DTC or its participants or persons who hold interests through the participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Senior Notes (including, without limitation, the presentation of Senior Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the Senior Notes represented by the global note as to which such participant or participants has or have given such direction.

         DTC has advised us as follows:

          o DTC is a limited purpose trust company organized under the laws of the State of New York;

          o    DTC is a member of the Federal Reserve System;

          o DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

          o DTC is a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system is available to others such as banks, securities brokers and dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The Rules applicable to DTC and its participants and indirect participants are on file with the Commission.

         Although DTC may agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, we will cause the Senior Notes to be issued in definitive form in exchange for the global note.

REGISTRATION AND TRANSFER

         This Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the Senior Notes we issue to you in exchange for your Preferred Stock will have similar characteristics to the Preferred Stock with respect to transfer to third parties. If your shares of Preferred Stock are freely tradable, then the Senior Notes you receive in the exchange can be transferred freely.

CHANGE OF CONTROL

         Upon the occurrence of a Change of Control (as defined below), each holder of Senior Notes shall have the right to require that we repurchase such holder's Senior Notes in whole or in part at a purchase price in cash in an amount equal to 101% of the outstanding principal amount, together with accrued and unpaid interest to the date of purchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the Indenture.

         The term "Change in Control" shall mean an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of the Company whether by purchase, tender, merger or otherwise; provided, however, that any such person or group shall not be deemed to be the beneficial owner of, or to beneficially own, any Voting Stock tendered in a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer; or (ii) all or substantially all of the assets of the Company are sold, exchanged or otherwise is transferred to such person or group (other than any pledges or transfers made in connection with such acquisition of our assets).

         "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         Within 30 days following any Change of Control, we shall send by first-class mail, postage prepaid, to the trustee and to each holder of Senior Notes, at such holder's address appearing in the note register, a notice stating, among other things, that a Change of Control has occurred, the repurchase price, the repurchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (or such later date as is necessary to comply with the requirements of the Securities Exchange Act of 1934, as amended), and certain other procedures that a holder of Senior Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. We will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 under the Exchange Act and other securities laws or regulations, to the extent such laws are applicable, in connection with the repurchase of the Senior Notes as described above. Future indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require us to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the holders of Senior Notes of their right to require the Company to purchase the Senior Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, our ability to pay cash to holders of Senior Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of the incumbent.

MERGER, CONSOLIDATION AND SALE OF ASSETS

         The Indenture prohibits us from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all our assets (determined on a consolidated basis), to any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not the Company) expressly assumes by a supplemental Indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the Senior Note Indenture and the Senior Notes, (ii) immediately after giving effect to such transaction no Event of Default (as defined below) has happened and is continuing and (iii) the Company delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental Indenture (if any) comply with the Indenture.

RESTRICTIONS AND LIMITATIONS

         The terms of the indenture for the Senior Notes contain certain financial covenants which prohibit us from engaging in certain activities while the Senior Notes are outstanding. For example, the terms of the Indenture prohibits us from, directly or indirectly, making any Restricted Payments, unless:

         (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; and

         (b) the aggregate amount of all such Restricted Payments does not exceed the sum of (i) the cumulative real estate investment trust taxable income of the Company earned for the tax years ended after December 31, 2001, as determined by Section 857(b)(2) of the Code, without giving effect to the dividends paid deduction defined in Section 561 of the Code and (ii) $1 million.

         The provisions of this covenant do not prohibit any distribution that is necessary to maintain our status as a real estate investment trust under the Code.

         As a result of the Restricted Payments provisions, the Indenture also effectively prohibits us from engaging in any future tender offers with respect to our Preferred Stock until the Senior Notes have been fully repaid.

         In addition, under the terms of the Indenture, we and any of our subsidiaries is prohibited from conducting any business or entering into any transactions or series of transactions with or for the benefit of any of our Affiliates (each, an "Affiliate Transaction"), except in good faith and on terms that are, in the aggregate, no less favorable to the Company, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a person or entity who is not such an Affiliate.

         For purposes of this section of the Offering Circular, the term "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on the Capital Stock of the Company or any payment made to the direct or indirect holders (in all their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in capital stock (other than Disqualified Stock) or in options, warrants or other rights to purchase capital stock (other than Disqualified Stock); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any indebtedness existing on the issue date of the Senior Notes which is subordinated in right of payment to the Senior Notes (other than indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition).

         In addition, all Affiliate Transactions (and each series of related Affiliate Transactions which are a part of a common plan) involving aggregate payments or other market value in excess of $3 million, are required to be approved unanimously by the Board of Directors of the Company, with such approval being evidenced by a board resolution stating that such directors have, in good faith, determined that such transactions or related transactions comply with the foregoing provision; and if the Company or any subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or market value in excess of $5 million, the Company or such subsidiary is required, prior to the consummation thereof, to obtain a favorable opinion as to the fairness of such transaction or related transactions from an independent financial advisor and file the same with the Trustee; provided that this sentence shall not be applicable with respect to sales or purchases of products or services by the Company or from its Affiliates in the ordinary course of business on terms similar to those that could have been obtained in a comparable transaction on an arms-length basis from a Person who is not such an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) customary directors' fees and (ii) customary fees or transactions by and among the Company and its wholly owned subsidiaries.

         For purposes of this section of the Offering Circular, the term "Affiliate" shall mean an "affiliate" as defined in Rule 144(a) as promulgated under the Securities Act.

         For purposes of this section of the Offering Circular, the term "Capital Stock" of any person shall mean any and all shares, interests, participations or other equivalents (however designated) of such person's corporate stock or any and all equivalent ownership interests in a person (other than a corporation) whether now outstanding or issued after the date hereof.

         For purposes of this section of the Offering Circular, the term "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for indebtedness, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the stated maturity.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Indenture as being, among other things: default in payment of the principal on the Senior Notes when due, at maturity, upon redemption or otherwise, including failure by the Company to purchase the Senior Notes when required as described under "Description of Senior Notes--Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default for 30 days in payment of any installment of interest on the Senior Notes; default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture; failure to pay certain indebtedness for money borrowed under any mortgage, indenture, or instrument aggregating $25 million or more; final judgments or decrees entered into by a court of competent jurisdiction against the Company, which have not been vacated, discharged, satisfied or stayed pending appeal within 60 days of entry, involving liabilities of $40 million or more after deducting the portion of such liabilities accepted by an insurance company; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the trustee may withhold notice to the holders of Senior Notes of any default (except in payment of principal or interest with respect to the Senior Notes) if the trustee, in good faith, considers it in the interest of the holders of the Senior Notes to do so.

         The Senior Note Indenture provides that if an Event of Default (other than an Event of Default with respect to certain events, including bankruptcy, insolvency or reorganization of the Company) shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount of the Senior Notes then outstanding may declare the principal on the Senior Notes to be due and payable immediately, but if the Company shall pay or deposit with the trustee a sum sufficient to pay all matured installments of interest on all Senior Notes and the principal on all Senior Notes that have become due other than by acceleration and certain expenses and fees of the trustee and if all defaults (except the nonpayment of interest on and principal of any Senior Notes which shall have become due by acceleration) shall have been cured or waived and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Senior Notes then outstanding.

         The holders of a majority in principal amount of the Senior Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the Indenture. The Indenture provides that, subject to the duty of the trustee following an Event of Default to act with the required standard of care, the trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the trustee receives satisfactory indemnity against any associated costs, liability or expense.

SATISFACTION AND DISCHARGE; DEFEASANCE

         The Senior Note Indenture will cease to be of further effect as to all outstanding Senior Notes (except as to (i) rights of the holders of Senior Notes to receive payments of principal and interest on, the Senior Notes, (ii) our right of optional redemption, (iii) rights of registration of transfer and exchange, (iv) substitution of apparently mutilated, defaced, destroyed, lost or stolen Senior Notes, (v) rights, obligations and immunities of the trustee under the Indenture and (vi) rights of the holders of Senior Notes as beneficiaries of the Indenture with respect to the property so deposited with the trustee payable to all or any of them) if (A) we will have paid or caused to be paid the principal and interest on the Senior Notes as and when the same will have become due and payable or (B) all outstanding Senior Notes (except lost, stolen or destroyed Senior Notes which have been replaced or paid) have been delivered to the trustee for cancellation or (C) (x) the Senior Notes not previously delivered to the trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the trustee upon delivery of notice and (y) we will have irrevocably deposited with the trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Senior Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which we are a party or by which we are bound and we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

         The Senior Note Indenture will also cease to be in effect (except as described in clauses (i) through (vi) in the immediately preceding paragraph) and the indebtedness on all outstanding Senior Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Senior Notes, of cash, U.S. Government Obligations (as defined in the Indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal and interest on the Senior Notes then outstanding in accordance with the terms of the Indenture and the Senior Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (iii) the Company has delivered to the trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon, the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge by the Company and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iv) the Company has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) the Company has delivered to the trustee an officers certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with. The Company may also be released from its obligations under the covenants described above captioned "Description of Senior Notes--Change of Control" and "Description of Senior Notes -Merger, Consolidation and Sale of Assets" with respect to the Senior Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Senior Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal and interest on the Senior Notes then outstanding in accordance with the terms of the Indenture and the Senior Notes ("covenant defeasance").

         Such covenant defeasance may only be effected if (i) no Event of Default has occurred or is continuing (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (iii) the Company has delivered to the trustee an officers' certificate and an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by the Company and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iv) the Company has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) the Company has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with.

         Following such covenant defeasance, the Company will no longer be required to comply with the obligations described above under "Merger, Consolidation and Sale of Assets" and "Restrictions and Limitations" and will have no obligation to repurchase the Senior Notes pursuant to the provisions described under "Description of Senior Notes -Change of Control."

MODIFICATIONS OF THE INDENTURE

         The Senior Note Indenture contains provisions permitting the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of the Senior Notes at the time outstanding, to modify the Indenture or any supplemental Indenture or the rights of the holders of the Senior Notes, except that no such modification shall (i) extend the fixed maturity or due date for principal installments thereunder, of any Senior Note or due date for principal installments thereunder, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase the Senior Notes, at the option of the holder, upon the happening of a Change of Control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Senior Notes are payable, without the consent of the holder of each Senior Note so affected or
(ii) reduce the aforesaid percentage of the Senior Notes, without the consent of the holders of all of the Senior Notes then outstanding. The Company and the trustee may amend or supplement the Indenture without notice to or consent of any holder in order to provide for the issuance of Senior Notes in coupon form, to correct or supplement any inconsistent or deficient provision in the Indenture, to comply with the provisions of the Trust Indenture Act of 1939 or to appoint a successor trustee.

CONCERNING THE TRUSTEE

         Wachovia Bank, N.A., the trustee under the Senior Note Indenture, has been appointed by the Company as the paying agent, registrar and custodian with regard to the Senior Notes. The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses. Under the Indenture, each holder or former holder of a Senior Note agrees to indemnify the Company and the trustee against any liability that may result from the transfer, exchange or assignment of such holder's or former holder's Senior Note in violation of any provision of the Indenture or applicable United States federal or state securities laws.

                                LEGAL PROCEEDINGS

         Dynex is subject to lawsuits or claims which arise in the ordinary course of its business. Below is set forth a description of all material outstanding litigation relating to Dynex.

         GLS Capital, Inc. ("GLS"), a subsidiary of the Company, together with the County of Allegheny, Pennsylvania ("Allegheny County"), were defendants in a lawsuit in the Commonwealth Court of Pennsylvania (the "Commonwealth Court"), the appellate court of the state of Pennsylvania, wherein the plaintiffs challenged the right of Allegheny County and GLS to collect certain interest, costs and expenses related to delinquent property tax receivables in Allegheny County. This lawsuit was related to the purchase by GLS of delinquent property tax receivables from Allegheny County in 1997, 1998, and 1999 for approximately $58.3 million. In July 2001, the Commonwealth Court issued a ruling that addressed, among other things, (i) the right of the Company to charge to the delinquent taxpayer a rate of interest of 12% versus 10% on the collection of its delinquent property tax receivables, (ii) the charging of attorney's fees to the delinquent taxpayer for the collection of such tax receivables, and (iii) the charging to the delinquent taxpayer of certain other fees and costs. The Commonwealth Court remanded for further consideration to the lower court items
(i) and (iii) above, and ruled that neither Allegheny County nor GLS had the right to charge attorney's fees to the delinquent taxpayer related to the collection of such tax receivables. In October 2001, GLS along with Allegheny County filed an Application for Extraordinary Jurisdiction appealing the Commonwealth Court's ruling. No damages have been claimed in the action; however, the decision if it remains as issued by the Commonwealth Court and pending the further consideration of items (i) and (iii) above by the lower court, may impact the ultimate amount recoverable on the delinquent property tax receivables, including attorney fees incurred in the collection process.

         The Company and Dynex Commercial, Inc. ("DCI"), formerly an affiliate of the Company, are defendants in state court in Dallas County, Texas in the matter of Basic Capital Management et al ("BCM") versus Dynex Commercial, Inc. et al. The suit was filed in April 1999 originally against DCI, and in March 2000, BCM amended the complaint and added the Company. The current complaint alleges that, among other things, DCI and the Company failed to fund tenant improvement or other advances allegedly required on various loans made by DCI to BCM, which loans were subsequently acquired by the Company; that DCI breached an alleged $160 million "master" loan commitment entered into in February 1998 and a second alleged loan commitment of approximately $9 million; that DCI and the Company made negligent misrepresentations in connection with the alleged $160 million commitment; and that DCI and the Company fraudulently induced BCM into canceling the alleged $160 million master loan commitment in January 1999. Plaintiff BCM is seeking damages approximating $40 million, including approximately $36.5 million for DCI's breach of the alleged $160 million master loan commitment, approximately $1.6 million for alleged failure to make additional tenant improvement advances, and approximately $1.9 million for DCI's not funding the alleged $9 million commitment. DCI and the Company are vigorously defending the claims on several grounds. The Company was not a party to the alleged $160 million master commitment or the alleged $9 million commitment. The Company has filed a counterclaim for damages approximating $11 million against BCM. Commencement of the trial of the case in Dallas, Texas is anticipated in 2003.

         In November 2002, the Company received notice of a Second Amended Complaint filed in the First Judicial District, Jefferson County, Mississippi in the matter of Barbara Buie and Elizabeth Thompson versus East Automotive Group, World Rental Car Sale of Mississippi, AutoBond Acceptance Corporation, Dynex Capital, Inc. and John Does # 1-5. The Second Amended Complaint represents a re-filing of the First Amended Complaint against the Company which was dismissed by the Court without prejudice in August 2001. The Second Amended Complaint in reference to the Company alleges that Plaintiffs were the beneficiaries of a contract entered into between AutoBond Acceptance Corporation and the Company, and alleges that the Company breached such contract and that such breach caused them to suffer economic loss. The Plaintiffs are seeking compensatory damages of $1 million and punitive damages of $1 million. Defendants East Automotive Group and World Rental Car Sale of Mississippi have also filed cross complaints against the Company. The Company intends to defend itself vigorously against the allegations made in these lawsuits, and believes that the ultimate resolution of such lawsuits will not have a material impact on its financial position.

         Although no assurance can be given with respect to the ultimate outcome of the above litigation, the Company believes the resolution of these lawsuits, or any other claims against the Company, will not have a material effect on the Company's consolidated balance sheet, but could materially affect consolidated results of operations in a given year.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         General

         The following discussion summarizes certain United States federal income tax consequences associated with the Offer and the ownership of Senior Notes. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax considerations that may be relevant in connection with the Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, current administrative pronouncements and judicial decisions, changes to any of which could materially affect the continued validity of the discussion herein and could be made on a retroactive basis. No rulings will be sought from the Internal Revenue Service with respect to the treatment of the Offer and no assurance may be given that contrary positions may not be taken by the Internal Revenue Service or by a court of law.

         Scope

         The discussion relating to shareholders who participate in the Offer addresses only shareholders who hold shares of Preferred Stock as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" Corporations, expatriates, tax-exempt organizations, persons who acquired shares of Preferred Stock as compensation and persons who hold such shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In the context of the discussion pertaining to the Senior Notes, the discussion describes certain United States federal income tax consequences applicable only to original holders of the Senior Notes and who hold Senior Notes as capital assets. The discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular shareholder. As used herein, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if (A) a court within the United States is able to exercise primary supervision of the administration of the trust and (B) one or more United States Holders have the authority to control all substantial decisions of the trust. As used herein, a "Non-United States Holder" is a holder of shares other than a United States Holder.

         THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF AN EXCHANGE OF SHARES FOR CASH, SENIOR NOTES OR CASH AND SENIOR NOTES PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED HEREIN.

Certain Federal Income Tax Consequences to Tendering Shareholders; Characterization of the Exchange

         An exchange of shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes by a shareholder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences of such exchange to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Depending on such facts and circumstances, the exchange for cash, Senior Notes or cash and Senior Notes will be treated as either a sale or a distribution for United States federal income tax purposes.

         Under Section 302 of the Code, an exchange of shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes pursuant to the Offer will be treated as a "sale or exchange" of such shares of Preferred Stock for United States federal income tax purposes (rather than as a deemed distribution by the Company with respect to shares continued to be held (or deemed to be held) by the tendering shareholder) if the receipt of Senior Notes upon such exchange (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete termination" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 Tests") are explained more fully below. See "Section 302 Tests" below.

         If any of the Section 302 Tests is satisfied and the exchange of the tendered shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes is, therefore, treated as a "sale or exchange" of such shares for United States federal income tax purposes, the tendering shareholder will recognize capital gain or loss equal to the difference between (a) the amount of any cash and the fair market value of the Senior Notes received by the shareholder and
(b) the shareholder's adjusted tax basis in the shares of Preferred Stock exchanged pursuant to the Offer. Such capital gain or loss will generally be long-term capital gain or loss if the tendering shareholder held the tendered shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20 percent federal tax rate if the shares have been held for more than 12 months. If none of the Section 302 Tests is satisfied, then, to the extent of the Company's current and accumulated earnings and profits (as determined for United States federal income tax purposes), the Company believes the tendering shareholder will generally be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of any cash and the fair market value of the Senior Notes (determined as of the date of the exchange) received by the shareholder pursuant to the Offer (without reduction for the adjusted tax basis of the shares tendered pursuant to the Offer). Under current Treasury Regulations, no loss would be recognized by the tendering shareholder, and (subject to reduction as described below for corporate shareholders eligible for the dividends-received deduction), the tendering shareholder's adjusted tax basis in the shares exchanged pursuant to the Offer will be added to such shareholder's adjusted tax basis in the shareholder's remaining shares, if any; however, if a tendering shareholder does not retain any shares, such shareholder may lose tax basis entirely. Under Regulations recently proposed by the IRS which are not binding upon you or the IRS, the basis, after required adjustments, of the tendering shareholder's redeemed shares would be treated as a loss recognized on a disposition of the redeemed shares on the closing date of the Offer. Such loss would not be recognized by the shareholder until one of the 302 Tests is satisfied, although the character and source of such loss will be determined as of the closing date of the Offer. As these Regulations are only proposed Regulations, you are encouraged to consult your tax advisor regarding their status and applicability. If the exchange of shares by a shareholder is not treated as a sale or exchange for federal income tax purposes, the amount (if any) by which any cash and the fair market value of the Senior Notes exceeds the current or accumulated earnings and profits of the Company (as determined for federal income tax purposes) will be treated, first, as a nontaxable return of capital to the extent of the shareholder's basis in the shares, and thereafter, as taxable capital gain.

         Dynex does not expect to report any accumulated or current "earnings and profits" for 2003.

         TO THE EXTENT THAT A TENDERING SHAREHOLDER DOES NOT RECEIVE ANY CASH PURSUANT TO THE OFFER OR DOES NOT RECEIVE A SUFFICIENT AMOUNT OF CASH PURSUANT TO THE OFFER TO SATISFY ANY TAX LIABILITY IN CONNECTION WITH THE EXCHANGE OF SHARES PREFERRED STOCK FOR SENIOR NOTES, A SHAREHOLDER WILL NEED TO USE OTHER CASH RESOURCES OF THE SHAREHOLDER (INCLUDING POSSIBLE DISPOSITIONS OF THE SENIOR NOTES) TO SATISFY ANY TAX LIABILITIES ARISING FROM AN EXCHANGE OF SHARES FOR SENIOR NOTES.

         Constructive Ownership of Stock

         In determining whether any of the Section 302 Tests is satisfied, a shareholder must take into account not only the shares which are actually owned by the shareholder, but also shares which are constructively owned by the shareholder by reason of the attribution rules contained in Section 318 of the Code. Under Section 318 of the Code, a shareholder may be treated as owning (i) shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the shareholder owns an interest, or, in the case of shareholders that are entities, by certain individuals or entities that own an interest in the shareholder and (ii) shares which the shareholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the shareholder.

         Section 302 Tests

         One of the following tests must be satisfied in order for the exchange of shares for Senior Notes pursuant to the Offer to be treated as a sale or exchange for United States federal income tax purposes.

                  a. Substantially Disproportionate Test. The exchange of shares for cash, Senior Notes or cash and Senior Notes by a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the Offer (treating as not being outstanding all shares exchanged pursuant to the Offer) is less than 80% of the percentage of the outstanding shares actually and constructively owned by such shareholder immediately before the exchange of shares pursuant to the Offer (treating as outstanding all shares exchanged pursuant to the Offer). Shareholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

                  b. Complete Termination Test. The exchange of shares for cash, Senior Notes or cash and Senior Notes will be a "complete termination" of a shareholder's interest in the Company if either (i) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the Offer or (ii) all of the shares actually owned by the shareholder are exchanged pursuant to the Offer and, with respect to the shares constructively owned by the shareholder which are not exchanged pursuant to the Offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Shareholders considering making such a waiver should do so in consultation with their own tax advisors.

                  c. Not Essentially Equivalent to a Dividend Test. A shareholder may satisfy the "not essentially equivalent to a dividend" test if the shareholder's exchange of shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company. Whether the receipt of cash, Senior Notes or cash and Senior Notes by a shareholder who exchanges shares pursuant to the Offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The Internal Revenue Service has indicated in published revenue rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The Internal Revenue Service held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a shareholder in a publicly held corporation from .0001118% to .0001081% (a reduction of only 3.3% in the shareholder's prior percentage ownership interest) would constitute a "meaningful reduction." Shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

         The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a shareholder can be given no assurance that a sufficient number of such shareholder's shares will be exchanged pursuant to the Offer to ensure that such exchange will satisfy one or more of the Section 302 Tests and be treated as a sale or exchange rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

         Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302 Tests has been satisfied in connection with shares exchanged for cash, Senior Notes or cash and Senior Notes pursuant to the Offer. Thus, for example, if a shareholder sells shares to persons other than the Company at or about the time such shareholder also exchanges shares for cash, Senior Notes or cash and Senior Notes pursuant to the Offer, and the various sales effected by the shareholder are part of an overall plan to reduce or terminate such shareholder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the shareholder's exchange of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the Section 302 Tests described above.

SHAREHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR CASH, SENIOR NOTES OR CASH AND SENIOR NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE
SECTION 302 TESTS, INCLUDING THE EFFECT OF THE ATTRIBUTION RULES AND THE POSSIBILITY THAT A SUBSTANTIALLY CONTEMPORANEOUS SALE OF SHARES TO PERSONS OTHER THAN THE COMPANY MAY ASSIST IN SATISFYING ONE OR MORE OF THE SECTION 302 TESTS, AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE OFFER.

         Corporate Shareholder Dividend Treatment

         If an exchange of shares of Preferred Stock for cash, Senior Notes or cash and Senior Notes pursuant to the Offer by a corporate shareholder is treated as a dividend, the corporate shareholder (other than an S corporation) may be entitled to claim the dividends-received deduction under Section 243 of the Code (generally 70%, but 80% under certain circumstances) with respect to the gross dividend, subject to applicable limitations. With respect to specific limitations on claiming the dividends-received deduction, corporate shareholders should consider the effect of Section 246(c) of the Code, which disallows the dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Additionally, corporate shareholders that have incurred indebtedness directly attributable to an investment in shares should consider the effect of Section 246A of the Code which reduces the dividends-received deduction by a percentage generally computed based on the amount of such indebtedness and the shareholder's total adjusted tax basis in the shares.

         In addition, any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Accordingly, a corporate shareholder may be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the shareholder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reductions and gain recognition rules would be applied by taking into account only the shareholder's adjusted tax basis in the shares that were exchanged, without regard to other shares that the shareholder may continue to own.

         CORPORATE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE APPLICATION OF SECTIONS 243, 246(c) AND 1059 OF THE CODE TO THE OFFER AND ANY DIVIDENDS WHICH MAY BE TREATED AS PAID WITH RESPECT TO SHARES EXCHANGED PURSUANT TO THE OFFER.

         Certain Federal Income Tax Consequences to Prospective United States Holders of Senior Notes; Interest on the Senior Notes--General

         With respect to shareholders who exchange shares of Preferred Stock for Senior Notes or cash and Senior Notes in the Offer, stated interest on the Senior Notes will be taxable as ordinary interest income at the time such amounts are accrued or received in accordance with the holder's method of accounting for United States federal income tax purposes.

         Depending upon a shareholder's particular circumstances, the tax consequences of holding Senior Notes may be less advantageous than the consequences of holding shares of Preferred Stock because, for example, interest payments on the Senior Notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate shareholders, if dividends were issued with respect to the shares.

         Redemption or Sale of Senior Notes

         Generally, any redemption (including the payment of the principal on the Senior Notes) or sale of the Senior Notes by a holder will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the other property received (except to the extent attributable to accrued but previously untaxed interest) and the holder's adjusted tax basis in the Senior Notes. Except to the extent attributable to accrued but previously untaxed interest, such gain or loss (if any) will generally be long-term capital gain or loss if the holder's holding period for the Senior Notes exceeds twelve months and if the Senior Note is held as a capital asset by the holder.

         Backup Withholding

         United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Exchange Agent (as payor) and certifies under penalties of perjury that the number is correct or unless another exemption applies. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Exchange Agent that the shareholder is not subject to backup withholding. If the Exchange Agent is not provided with the correct taxpayer identification number, a United States Holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit the appropriate and applicable version of an IRS Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. These statements can be obtained from the Exchange Agent.

TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES EXCHANGED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE EXCHANGE AGENT WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF

TRANSMITTAL. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

         Certain Federal Income Tax Consequences to Prospective Non-United States Holders of Senior Notes

         If the exchange of shares for Senior Notes or cash and Senior Notes by a Non-United States Holder in the Offer is characterized as a sale (as opposed to a dividend), the holder generally will not be subject to United States federal income tax and, therefore, may be entitled to a refund of the tax withheld by the Exchange Agent on any gain with respect to the exchange unless:

          o the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder; or

          o in the case of a non-resident alien individual who holds the shares as a capital asset, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Payment of Interest

         The 30% United States federal withholding tax will not apply to any payment to a Non-United States Holder of interest (including OID) on a Senior Note provided that:

          o such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company's stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

          o such holder is not a controlled foreign corporation that is related to the Company through stock ownership;

          o    such holder is not a bank whose receipt of interest on a Senior
               Note is described in section 881(c)(3)(A) of the Code; and

          o (a) such holder provides its name and address, and certifies, under penalties of perjury, that such holder is not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the Senior Note on such holder's behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN. If the Senior Notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

         If a Non-United States Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% United States federal withholding tax, unless such holder provides the Company with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Senior Note is not subject to withholding tax because it is effectively connected with such holder's conduct of a trade or business in the United States.

         If a Non-United States Holder is engaged in a trade or business in the United States and interest on a Senior Note is effectively connected with the conduct of that trade or business, such holder will be required to pay United States federal income tax on that interest (including OID) on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if such holder were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if such holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of the holder's earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder's conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

         Sale, Exchange or Other Taxable Disposition of Senior Notes

         Any gain realized upon the sale, exchange or other taxable disposition of a Senior Note (except with respect to accrued and unpaid interest (including
OID), which would be taxable) generally will not be subject to United States federal income tax unless:

          o that gain is effectively connected with a Non-United States Holder's conduct of a trade or business in the United States;

          o the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

          o the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

         A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax. A holder described in the second bullet point above will be subject to United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

         Information Reporting and Backup Withholding

         The amount of interest paid to a Non-United States Holder on the Senior Note and the amount of tax withheld, if any, will generally be reported to such holder and the IRS. A Non-United States Holder will generally not be subject to backup withholding with respect to payments that the Company makes to such holder provided that such holder has made appropriate certifications as to the holder's foreign status, or such holder otherwise establish an exemption.

         Non-United States Holders will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a Senior Note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury Regulation), provided that such broker:

          o derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States,

          o is not a controlled foreign corporation for United States federal income tax purposes, and

          o is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

         Non-United States Holders will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that such holder is not a United States person and certain other conditions are met, or such holder otherwise establishes an exemption. Non-United States Holders will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a sale of a Senior Note effected by the United States office of a broker unless such holder properly certifies under penalties of perjury as to such holder's foreign status and certain other conditions are met or such holder otherwise establishes an exemption.

         Currently applicable Treasury Regulations establish reliance standards with regard to the certification requirements described above.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-United States Holder's United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS.

         Tax Consequences to Company

         The Company will recognize no gain or loss in connection with the acquisition of shares in exchange for Senior Notes.

                      The Exchange Agent for the Offer is:

                               WACHOVIA BANK, N.A.



       By overnight delivery or express         By mail to:
       mail to:
       Wachovia Bank, N.A.                      Wachovia Bank, N.A.
       c/o Alpine Fiduciary Services            c/o Alpine Fiduciary Services
       Corporate Actions Department             Corporate Actions Department
       P.O. Box 2065                            P.O. Box 2065
       South Hackensack, NJ  07606-9974         South Hackensack, NJ  07606-9974


                        Telephone Number: (888) 422-8979
                        Facsimile Number: (704) 590-7628

Any questions, requests for assistance, or requests for additional copies of this Exchange Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the following address and telephone numbers:

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       Email: proxy@mackenziepartners.com



You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning this Offer.